AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of March 30 2006, by and among Sterling Financial Corporation, a Pennsylvania corporation (“Sterling”), Bay Net Financial Inc., a Maryland corporation (“Bay Net Financial”) and Bay Net, A Community Bank, a stock federal savings bank (“Bank”).

BACKGROUND

A. Bay Net Financial is a registered savings and loan holding company and the sole shareholder of Bank. Bay Net Financial has 100 shareholders and does not have any class of securities registered with the U.S. Securities and Exchange Commission.

B. Sterling, Bay Net Financial and Bank have each determined that it is advisable and in each of their respective best interests, and consistent with and in furtherance of their respective business strategies and goals, that Bay Net Financial merge with and into Sterling, with Sterling as the surviving corporation, upon the terms and subject to the conditions set forth in this Agreement (the “Merger”).

C. Each of the parties, by signing this Agreement, adopts it as a plan of reorganization as defined in IRC Section 368(a), and intends the Merger to be a reorganization as defined in IRC Section 368(a).

D. In furtherance of this Agreement, the Boards of Directors of Sterling, Bay Net Financial and Bank have each duly, as required by law, approved the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations, warranties, and conditions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth in this Agreement, the parties, intending to be legally bound hereby, Sterling, Bay Net Financial and Bank do agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions

Whenever used in this Agreement, the following terms, unless the context requires otherwise, shall have the meanings specified below in this Article.

“Acquired Bay Net Company” means Bank.

“Affiliated Person” when used in reference to Bay Net Financial or Bank means each “insider” (as that term is defined in Federal Reserve Regulation O, 12 C.F.R. Part 215) of Bay Net Financial and each “insider” (as so defined) of Bank; and when used in reference to Sterling means each “insider” (as so defined) of Sterling and each “insider” (as so defined) of FNBNE.

“Agreement” means this Merger Agreement, as the same may from time to time be amended or supplemented (as permitted by the terms of this Agreement) by one or more instruments executed by all Parties hereto.

“Allocable Cash Consideration” shall have the meaning set forth in Section 2.1(g)(iii) of this Agreement.

“Allocable Merger Consideration” shall have the meaning set forth in Section 2.1(g)(iv) of this Agreement.

“Applications” means the notices, requests, applications and other filings to be made in connection with the obtaining of any Regulatory Approvals, and “Application” means any one of them.

“Bank” means Bay Net, A Community Bank, a federal stock savings bank.

“Bank Merger” means a merger of Bank with and into FNBNE as more fully provided in Section 2.1(i) of this Agreement and in the Bank Plan of Merger; provided, however, that any such changes to the Bank Plan of Merger shall be subject to the approval of Bay Net Financial and the Bank, which approval shall not be unreasonably withheld.

“Bank Plan of Merger” means a Bank Plan of Merger in the form attached to this Agreement as Exhibit 2.1, completed as indicated therein, with such changes as Sterling may reasonably determine, and executed by the Bank and FNBNE.

“Bank Common Stock” means the shares of common stock of the Bank, par value $1.00 per share, authorized for issuance by the Bank.

“Bank Share” means any share of the Bank Common Stock, and “Bank Shares” means all of them collectively.

“Bay Net Company” means either of Bay Net Financial or Bank, and “Bay Net Companies” means them collectively.

“Bay Net Disclosure Schedule” means a schedule attached hereto, setting forth exceptions to the representations, warranties and covenants of Bay Net Financial and the Bank contained in this Agreement.

“Bay Net Financial” means Bay Net Financial Inc., a Maryland corporation.

“Bay Net Financial Canceling Option” means a Bay Net Financial Option that will be canceled and converted into the right to receive cash pursuant to Section 2.8(a)(i) of this Agreement.

“Bay Net Financial Certificate” means a certificate that immediately prior to the Effective Date represented issued and outstanding shares of Bay Net Financial Common Stock.

“Bay Net Financial Common Stock” has the meaning assigned thereto in Section 3.2(a) of this Agreement.

“Bay Net Financial Continuing Option” means a Bay Net Financial Option that will be converted into a Sterling Option pursuant to Section 2.8(a)(1) of this Agreement.

“Bay Net Financial Equity Interests” means all equity interests, and all economic interests determined based on equity interests, of Bay Net Financial, and shall mean and include all Bay Net Financial Common Stock, all Bay Net Financial Options, all Bay Net Financial Warrants and all Phantom Stock Interests

“Bay Net Financial Holders” means, as of any time of reference, the beneficial owners of Bay Net Financial Common Stock and Bay Net Financial Share Equivalents, and “Bay Net Financial Holder” means any one of them.

“Bay Net Financial Option” means an option to acquire Bay Net Financial Common Stock granted under the Bay Net Financial, Inc. 2000 Stock Option and Incentive Plan.

“Bay Net Financial Share” means a share of Bay Net Financial Common Stock.

“Bay Net Financial Share Equivalents” means the total number of Bay Net Financial Shares into which the Bay Net Financial Warrants may be converted upon exercise, in each case subject to satisfaction of the terms and conditions of this Agreement for the exchange of such interests for Merger Consideration; and “Bay Net Financial Share Equivalent” means any one of them. This number of Bay Net Financial Shares attributable to a Bay Net Financial Warrant shall equal A divided by B, where A equals the number of shares of Bay Net Financial Common Stock subject to the Bay Net Financial Warrant multiplied by the Economic Value of the Bay Net Financial Warrant; and B equals the Final Per Share Consideration. This calculation is expressed in the following formula:

No./Share Equivalents =	A —	=	[No./BNF Shares Subject to Warrant] x [Economic Value/Warrant Share}

	B		Final Per Share Consideration

“Bay Net Financial Shareholders Meeting” has the meaning provided in Section 5.6(a) of this Agreement.

“Bay Net Financial Statements” means (a) the audited consolidated financial statements of Bay Net Financial as of December 31, 2005 and (b) the unaudited interim consolidated financial statements of Bay Net Financial for each calendar quarter after December 31, 2005.

“Bay Net Financial Stock Option Plan” means the Bay Net Financial, Inc. 2000 Stock Option and Incentive Plan.

“Bay Net Financial Warrant” means a warrant to acquire Bay Net Financial Common Stock, but shall not include a Bay Net Financial Option.

“Business Day” means any day except for a Saturday, Sunday, or other day on which banking institutions in the Commonwealth of Pennsylvania or State of Maryland are required or permitted by law or by executive order to be closed.

“Canceling Option Consideration” means, for each Bay Net Financial Share into which a Bay Net Financial Canceling Option would have been convertible on exercise, a sum in cash equal to the difference obtained by deducting the per share exercise price thereof from the Final Per Share Consideration; and, for all Bay Net Financial Canceling Options, the aggregate of all Canceling Option Consideration paid to the holders of all Bay Net Financial Canceling Options.

“Cash Consideration” shall have the meaning set forth in Section 2.1(g)(iii) of this Agreement.

“Cash Election Shares” shall have the meaning set forth in Section 2.4(a) of this Agreement.

"Change in Control” with respect to Sterling means any one or more of the following: (i) any Person other than Sterling, a Sterling Subsidiary, an employee benefit plan of Sterling or a Sterling Subsidiary (including a related trust), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of Sterling Shares representing more than 20% of the combined voting power of all Sterling Shares then outstanding; (ii) the occurrence of, or execution of an agreement providing for, a sale of all or substantially all of the assets of Sterling and its Subsidiaries to an entity which is not a Sterling Subsidiary; (iii) the occurrence of, or execution of an agreement providing for, a reorganization, merger, consolidation or similar transaction involving Sterling, unless (A) the owners of Sterling Shares immediately prior to the consummation of any such transaction will initially own securities representing a majority of the voting power of the surviving or resulting corporation, and (B) the directors of Sterling immediately prior to the consummation of such transaction will initially represent a majority of the directors of the surviving or resulting corporation; or (iv) any other event which is described in any public announcement or SEC filing by Sterling as a “change in control” of Sterling.

“Charter” shall mean the articles of incorporation, certificate of incorporation, articles of association or equivalent charter document of Bank, FNBNE, Bay Net Financial or Sterling, as applicable.

“Claim” means any pending or threatened claim, demand, dispute, litigation or proceeding.

“Closing” shall have the meaning ascribed in Section 2.1.

“Closing Date” means the date on which Closing shall be held.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Stock Consideration” shall have the meaning set forth in Section 2.1(g)(iii) of this Agreement.

“Common Stock Election Shares” shall have the meaning set forth in Section 2.4(a) of this Agreement.

“Consent” shall mean any consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any governmental authority or other Person.

“Corporate Affiliate” when used in reference to Bay Net Financial or Bank means Bank and each “affiliate” (as that term is defined in Federal Reserve Regulation O, 12 C.F.R. Part 215) of Bank; and when used in reference to Sterling means Sterling and each “affiliate” (as that term is defined in Federal Reserve Regulation O, 12 C.F.R. Part 215) of FNBNE.

“CRA” shall mean the Community Reinvestment Act.

“Deferred Compensation Plan” has the meaning assigned to that term in Section 5.11 of this Agreement.

“Economic Value” means, with respect to a Bay Net Financial Canceling Option or a Bay Net Financial Warrant, an amount (for each Bay Net Financial Share into which it is convertible) equal to the Final Per Share Consideration minus the per share exercise price of the Bay Net Financial Canceling Option or Bay Net Financial Warrant. For the foregoing purposes, the per share exercise prices of the outstanding Bay Net Financial Options are set forth on Bay Net Financial Disclosure Schedule 3.2(a).

“Effective Time” has the meaning provided in Section 2.1(c) of this Agreement.

“Election Deadline” means 5:00 p.m., Eastern Time, on the day that is the eleventh (11th) Business Day prior to the Closing Date.

“Election Form” means the form mailed to certain Bay Net Financial Holders pursuant to Section 2.4(a) of this Agreement.

“Election Record Date” means the record date to be established by Sterling pursuant to Section 2.4(a) of this Agreement for purposes of determining those Bay Net Financial Holders to whom the Election Form is to be mailed.

“Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) Code section 401(a) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) Code Section 401(a) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Encumbrance” shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Environmental Claim” shall mean any oral or written notice from any governmental authority or third party, alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Hazardous Materials.

“Environmental Laws” shall mean any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials. The term Environmental Law includes, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. 1101, et seq.; the Safe Drinking Water Act, 42 U.S.C. 300f, et seq.; and all comparable state and local laws, and (ii) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means the agent designated by Sterling (reasonably promptly following execution of this Agreement) to act as the exchange agent for purposes of conducting the election procedures and the exchange procedure described in Article II of this Agreement.

“Exchange Agreement” means, as to a Bay Net Financial Canceling Option or a Bay Net Financial Warrant, an agreement described in Section 2.8(d) of this Agreement.

“Exchange Ratio” shall have the meaning set forth in Section 2.3(a)(i) of this Agreement.

“FDIC” means the Federal Deposit Insurance Corporation.

“Final Per Share Consideration” shall be determined according to Section 2.2 of this Agreement.

“FNBNE” means Sterling’s wholly owned Subsidiary, First National Bank of North East.

“GAAP” means those generally accepted accounting principles and practices that are recognized as such by the American Institute of Certified Public Accountants acting through the Financial Accounting Standards Board or through other appropriate boards or committees thereof.

“Hazardous Materials” includes, without limitation, any flammable explosives, radioactive materials, hazardous materials, asbestos, hazardous wastes, hazardous or toxic substances, or other materials or substances regulated under the Environmental Laws.

“Indicated Sterling Share Price” has the meaning assigned to that term in Section 2.3(c) of this Agreement.

“Material Adverse Effect” shall mean, individually or in the aggregate, any material adverse effect upon or material adverse change in the business, financial condition, results of operations or assets of a Person.

“Maximum Cash Consideration” has the meaning assigned to that term under Section 2.1(g)(iii) of this Agreement.

“Maximum Common Stock Consideration” has the meaning assigned to that term under Section 2.1(g)(iii) of this Agreement.

“Measurement Period” means the period commencing with the 30th Business Day prior to the Effective Time and ending with the eleventh (11th) Business Day prior to the Closing Date.

“Merger” shall mean the merger of Bay Net Financial with and into Sterling for the Merger Consideration as described in this Agreement, and “Mergers” shall mean the Merger and the Bank Merger.

“Merger Consideration” shall have the meaning set forth in Section 2.1(g) of this Agreement.

“Minimum Cash Consideration” has the meaning assigned to that term under Section 2.1(g)(iii) of this Agreement.

“Minimum Common Stock Consideration” has the meaning assigned to that term under Section 2.1(g)(iii) of this Agreement.

“Mixed Election Shares” shall have the meaning set forth in Section 2.4(a) of this Agreement.

“OCC” means the Office of the Comptroller of the Currency of the United States Department of Treasury.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom or practice (including with respect to quantity and frequency).

“OTS” means the Office of Thrift Supervision of the United States Department of Treasury.

“Outside Effective Time” means 11:59 p.m. on December 31, 2006.

“Party” or “Parties” means Bay Net Financial, Bank and Sterling, as the case may be.

“Per Share Cash Consideration” has the meaning assigned thereto in Section 2.3(a)(ii) of this Agreement.

“Per Share Common Stock Consideration” has the meaning assigned thereto in Section 2.3(a)(i) of this Agreement.

“Per Share Mixed Consideration” has the meaning assigned thereto in Section 2.3(a)(iii) of this Agreement.

“Person” means an individual, partnership, limited liability company, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity or a federal, state, local or foreign government, or a political subdivision thereof, or any agency of such government or subdivision.

“Phantom Stock Consideration” shall have the meaning set forth in Section 2.1(g)(i) of this Agreement.

“Phantom Stock Interests” means interests under the Bay Net Financial Equity Value Plan equivalent to increases in value of 40,000 Bay Net Financial Shares, as more fully provided under the Bay Net Financial Equity Value Plan, and “Phantom Stock Interest” means an interest equivalent to increases in value of one (1) Bay Net Financial Share.

“Prospectus/Proxy Statement” means the joint prospectus/proxy statement in compliance with the securities registration and proxy rules of the SEC whether or not directly applicable, together with any supplements thereto, to be sent to (i) holders of Bay Net Financial Common Stock in connection with Bay Net Financial Shareholders Meeting and the approval of the Merger and this Agreement, (ii) holders of Bay Net Financial Share Equivalents, and (iii) holders of Bay Net Financial Options prior to the Bay Net Financial Shareholders Meeting.

“Reallocated Cash Shares” shall have the meaning set forth in Section 2.4(c)(i)(C) of this Agreement.

“Reallocated Common Stock Shares” shall have the meaning set forth in Section 2.4(c)(ii)(C) of this Agreement.

“Regulations” shall mean any laws, statutes, codes, ordinances, regulations, rules, requirements, court decisions and orders of any federal, state, local or foreign government and any other governmental department or agency.

“Regulatory Approvals” means the approvals, consents, orders, letters, statements of non-objection, regulatorily deemed non-objection or approval, from, or receipts of notice or other filings by, the Regulatory Authorities that are required in order to consummate the transactions identified or contemplated in connection with the Transaction Documents, and “Regulatory Approval” means any one of them.

“Regulatory Authorities” means, as applicable, the OTS, the OCC, the FDIC, the FRB, the SEC and any other federal, state or local government or government agency having or claiming jurisdiction over Bay Net Financial, Sterling, Bank, FNBNE, the Merger, the issuance or registration of Sterling Common Stock in connection with the Merger, the Bank Merger, or the other transactions contemplated by this Agreement.

“Resulting Bank” means the banking institution that survives the Bank Merger.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Filings” means the registration statement on Form S-4 (or on such other form as shall be appropriate) including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the Sterling Common Stock to be issued in connection with the Merger, together with any applicable state securities filings.

“Special Loan” means each loan classified or properly classifiable as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans” or words of similar import.

“Special REO Property” means each property owned by any Bay Net Company and acquired for debts or leases previously contracted.

“State Corporation Law” means the Maryland law governing the formation and organization of Bay Net Financial.

“Sterling” means Sterling Financial Corporation, a Pennsylvania Corporation.

“Sterling Common Stock” has the meaning assigned thereto in Section 4.2(a) of this Agreement.

“Sterling Disclosure Schedule” means a schedule attached hereto, setting forth exceptions to the representations, warranties and covenants of Sterling contained of this Agreement.

“Sterling Financials” means (a) the audited consolidated financial statements of Sterling as of December 31, 2004 (and, when available, as of December 31, 2005), and (b) the unaudited interim consolidated financial statements of Sterling for each calendar quarter after December 31, 2004.

“Sterling Group” means Sterling and each of its Subsidiaries, including without limitation FNBNE.

“Sterling Share” means a share of Sterling Common Stock.

“Sterling Share Price Determination” has the meaning assigned to that term in Section 2.3(b) of this Agreement.

“Subsidiary” shall mean each corporation, partnership, limited partnership, limited liability partnership, limited liability company, business trust or other organization or entity, the majority equity or voting interest in which is owned, directly or indirectly, by Bay Net Financial or Sterling, respectively, as the context may indicate, and “Subsidiaries” means them collectively.

“Taxes” means all federal, state, local or foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including without limitation, taxes based upon or measured by income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including without limitation, taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, recapture, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, all of the foregoing together with all interest, penalties, or additions thereto, whether disputed or not, and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity; and “Tax” means any of them.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including without limitation, any schedule or attachment thereto, and including without limitation, any amendment thereof.

“Transaction Documents” means this Agreement, the Bank Plan of Merger and all other documents, certificates, instruments and agreements executed (or to be executed) by any of Sterling, Bay Net Financial, Bank, or FNBNE in connection with the transactions contemplated by this Agreement.

ARTICLE II
THE MERGER

Section 2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Closing, effective as of the Effective Time, the parties hereto shall effectuate the Merger under the following provisions:

(a)The Merger. On the terms and subject to the conditions of this Agreement and Pennsylvania law and Maryland law, Bay Net Financial shall merge into Sterling, the separate existence of Bay Net Financial shall cease, and Sterling shall be the surviving corporation and shall continue its corporate existence under the laws of the Commonwealth of Pennsylvania.

(b)Governing Documents. The articles of incorporation of Sterling in effect at the Effective Time shall be the articles of incorporation of Sterling following the Effective Time. The bylaws of Sterling in effect at such Effective Time shall be the bylaws of Sterling following the Effective Time.

(c) Effective Time. The Merger shall become effective on the date and at the time of filing of the related Articles of Merger, in the form required by and executed in accordance with Pennsylvania and Maryland law, or at such other time specified therein (the “Effective Time”).

(d) Closing. Closing on the Merger (the “Closing”) shall be held on a date and time mutually agreeable to the parties, but no later than ten (10) business days after the complete satisfaction or waiver of the conditions set forth in this Agreement, at the offices of Sterling at 101 North Pointe Boulevard Lancaster, Pennsylvania, unless another time or place is agreed to in writing by the parties hereto. Subject to the terms and conditions of this Agreement, each of the Parties agrees to use all commercially reasonable efforts to cause the Closing to be completed on the earliest practicable date.

(e) Items to be Delivered by Bay Net Financial and Bank. At the Closing, Bay Net Financial shall deliver or cause Bank and/or its Subsidiaries to deliver to Sterling the following:

(i) the agreements, opinions, certificates, instruments and other documents required or contemplated to be delivered at Closing under this Agreement; and

(ii) all other documents, certificates and instruments required hereunder to be delivered to Sterling, or as may reasonably be requested by Sterling at or prior to the Closing.

(f) Items to be Delivered by Sterling. At Closing Sterling shall deliver the “Merger Consideration” as defined in subsection (g) below, and the following:

(i) the agreements, opinions, certificates, instruments and other documents contemplated to be delivered at Closing under this Agreement; and

(ii) all other documents, certificates and instruments required hereunder to be delivered to Bay Net Financial, or as may reasonably be requested by Bay Net Financial at or prior to the Closing.

(g) Merger Consideration.

(i) Except as provided in paragraph (ii) of this subsection, the maximum aggregate consideration to be paid by Sterling at Closing for all of the Bay Net Financial Equity Interests (the “Merger Consideration”) shall be the result obtained by subtracting from $22,800,000.00 the following two sums (the “Cash Reductions”): (i) $541,739.00 that shall have been paid in cash by Bay Net Financial to holders of Phantom Stock Interests immediately prior to the Effective Time (the “Phantom Stock Consideration”), and (ii) a sum in cash equal to the Canceling Option Consideration that shall have been paid prior to the Effective Time by Bay Net Financial to the holders of Bay Net Financial Canceling Options in exchange for Option Cancellation Agreements from each of them.

(ii) If the Indicated Sterling Share Price is greater than $23.00, determined according to Section 2.3(c) of this Agreement, the total Merger Consideration will increase by an amount equal to the product of (A) the dollar amount (but not more than $2.50 unless Sterling shall have made a public announcement of a Sterling Change in Control Agreement that has been signed and shall not have terminated) of the increase in the Indicated Sterling Share Price above $23.00, times (B) that number of Sterling Shares which will be (I) 594,783 if the final Common Stock Consideration is the Maximum Common Stock Consideration, (II) 545,217 if the final Common Stock Consideration is the Minimum Common Stock Consideration, or (III) a number of Sterling Shares between 545,217 and 594,783 that bears the same proportion to those two numbers of Sterling Shares as the final Common Stock Consideration bears to the Minimum Common Stock Consideration and the Maximum Common Stock Consideration. If the Indicated Sterling Share Price, determined according to Section 2.3(c) of this Agreement, is less than $19.00, the total Merger Consideration will decrease by an amount equal to the product of (A) the dollar amount (but not more than $2.50) of the decrease in the Indicated Sterling Share Price below $19.00, times (B) that number of Sterling Shares which will be (I) 720,000 if the final Common Stock Consideration is the Maximum Common Stock Consideration, (II) 660,000 if the final Common Stock Consideration is the Minimum Common Stock Consideration, or (III) a number of Sterling Shares between 660,000 and 720,000 that bears the same proportion to those two numbers of Sterling Shares as the final Common Stock Consideration bears to the Minimum Common Stock Consideration and the Maximum Common Stock Consideration.

(iii) Of the Merger Consideration, the cash portion (the “Cash Consideration”) shall be not less than $9,120,000.00 reduced by the amount of the Cash Reductions (the “Minimum Cash Consideration”) and not more than $10,260,000.00 reduced by the amount of the Cash Reductions (the “Maximum Cash Consideration”). The Cash Consideration, reduced by the amount of Cash Consideration that would be allocable to Dissenting Bay Net Financial Shares if they were Cash Election Shares, is referred to in this Agreement as the “Allocable Cash Consideration.” The balance of the Merger Consideration shall be paid in Sterling Shares based on the Indicated Sterling Share Price as more fully provided in this Article II (the “Common Stock Consideration”). The amount of Common Stock Consideration to be paid if the Minimum Cash Consideration is payable under this Agreement is referred to in this Agreement as the “Maximum Common Stock Consideration” and the amount of Common Stock Consideration to be paid if the Maximum Cash Consideration is payable under this Agreement is referred to in this Agreement as the “Minimum Common Stock Consideration.”

(iv) The Allocable Cash Consideration and the Common Stock Consideration (collectively, the “Allocable Merger Consideration”) shall be delivered at the Effective Time to the holders of Bay Net Financial Shares and Bay Net Financial Share Equivalents in relative percentages as determined according to this Article II, except that Sterling shall have no obligation to pay that portion of the Allocable Cash Consideration that would otherwise have been payable to holders of Dissenting Bay Net Financial Shares if they were Cash Election Shares and instead shall comply with its obligations under Section 2.7(c) of this Agreement.

(h) Sterling Common Stock. Each Sterling Share issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, continue to be issued and outstanding as an identical Sterling Share. Each Sterling Share issued and held in the treasury of Sterling immediately prior to the Effective Time, if any, shall, on and after the Effective Time, continue to be issued and held in the treasury of Sterling.

(i) Completion of Bank Merger. Bank and FNBNE shall have performed all terms and conditions set forth in the Bank Plan of Merger and taken all other actions necessary to complete the Bank Merger effective immediately following the Effective Time, conditioned upon completion of the Merger.

Section 2.2 Determination of Final Per Share Consideration. The per share economic value of the Allocable Merger Consideration that shall be exchanged for the Bay Net Financial Shares and the Bay Net Financial Share Equivalents (the “Final Per Share Consideration”) shall be based on and shall vary according to the Indicated Sterling Share Price (determined according to the provisions of Section 2.3(c)), and shall be:

(a) $31.14 if the Indicated Sterling Share Price is at least $19.00 and not more than $23.00;

(b) If the Indicated Sterling Share Price is below $19.00 and not less than $16.50, the amount obtained by subtracting from $31.14 a dollar amount equal to 0.972 times the difference between $19.00 and the Indicated Sterling Share Price;

(c) $28.71 if the Indicated Sterling Share Price is less than $16.50 and Bay Net Financial shall not have terminated this Agreement pursuant to Section 10.1(e);

(d) If the Indicated Sterling Share Price is above $23.00 and less than $25.50, the amount obtained by adding to $31.14 a dollar amount equal to 0.804 times the difference between the Indicated Sterling Share Price and $23.00;

(e) $33.15 if the Indicated Sterling Share Price as determined under Section 2.3(c) is $25.50 or is deemed to be $25.50; and

(f) If the Indicated Sterling Share Price as determined under Section 2.3(c) is deemed to be greater than $25.50, the Final Per Share Consideration shall be calculated based on an Allocable Merger Consideration equal to the sum of (i) the Minimum Allocable Cash Consideration plus (ii) the number of Sterling Shares that would comprise the Maximum Common Stock Consideration if the Indicated Sterling Share Price were $25.50.

Section 2.3 Calculation and Allocation of Allocable Merger Consideration.

(a) Basic Treatment of Bay Net Financial Shares. Subject to Sections 2.5, 2.6 and 2.7 below with respect to treasury stock, fractional shares and dissenting shares of Bay Net Financial Common Stock, each share of Bay Net Financial Common Stock and each Bay Net Financial Share Equivalent issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by reason of the Merger and without any action of the part of the holder there, cease to be outstanding and be converted into the right to receive, at the election of the holder thereof:

(i)	A number of Sterling Shares (the “Per Share Common Stock Consideration”) calculated by dividing the Final Per Share Consideration by the Indicated Sterling Share Price, rounded to four decimal places (the “Exchange Ratio”), subject to adjustment as provided in this Article II; or

(ii)	The entire Final Per Share Consideration in cash (the “Per Share Cash Consideration”), subject to adjustment as provided in this Article II; or

(iii)	A combination of cash and Sterling Shares (the “Per Share Mixed Consideration”) calculated in proportions equal to the respective proportions that Allocable Cash Consideration and Common Stock Consideration bear to the total Allocable Merger Consideration.

However, notwithstanding any other provision of this Agreement, in no event shall the total value of Per Share Cash Consideration, Per Share Common Stock Consideration and Per Share Mixed Consideration paid for all Bay Net Financial Shares and Bay Net Financial Share Equivalents, determined as provided in this Article II, exceed the Allocable Merger Consideration.

(b) Within three (3) Business Days following completion of the Measurement Period, Sterling shall deliver to Bay Net Financial a computation of (i) the Indicated Sterling Share Price, (ii) the Final Per Share Consideration, (iii) the Merger Consideration, (iv) the Canceling Option Consideration, (v) the Allocable Cash Consideration, (vi) the Common Stock Consideration, (vii) the Allocable Merger Consideration, (viii) the Per Share Common Stock Consideration, (ix) the Per Share Cash Consideration and (x) the Per Share Mixed Consideration, showing the calculation thereof in reasonable detail (the “Sterling Share Price Determination”).

(c) For purposes of this Agreement, the “Indicated Sterling Share Price” means the numeric average of the daily closing prices for a Sterling Share, as reported on the Nasdaq National Market System (as reported in The Wall Street Journal or, in the absence thereof, as reported by another authoritative source mutually agreed upon by Sterling and Bay Net Financial), for each trading day during the Measurement Period; provided, however, if the foregoing would produce an Indicated Sterling Share Price of more than $25.50, then the “Indicated Sterling Share Price” shall be deemed to be $25.50 if, on the last day of the Measurement Period, either (i) Sterling shall not have made any public announcement of a definitive or pending agreement for a Change in Control of Sterling (a “Sterling Change in Control Agreement”), or (ii) if Sterling shall have made a public announcement of a Sterling Change in Control Agreement, the Sterling Change in Control Agreement shall not have been signed or shall have terminated.

Section 2.4 Allocation of Merger Consideration.

(a) Election Procedures. Sterling shall designate the Election Record Date by written notice to be given to Bay Net Financial not more than ten (10) Business Days after the later to occur of (i) receipt of all Regulatory Approvals and (ii) receipt of approval of this Agreement from holders of Bay Net Financial Common Stock. The Election Record Date shall be not more than ten (10) Business Days prior to the mailing of Election Forms. Sterling and Bay Net Financial shall cause the Exchange Agent to mail an Election Form to Persons who are Bay Net Financial Holders as of the Election Record Date. Such mailing shall occur not more than forty (40) Business Days and not less than twenty (20) Business Days prior to the Election Deadline. The Election Form shall permit the Bay Net Financial Holder to elect to receive the Per Share Common Stock Consideration, the Per Share Cash Consideration or the Per Share Mixed Consideration (the shares of Bay Net Financial Common Stock and Bay Net Financial Stock Equivalents electing to receive the Per Share Common Stock Consideration are sometimes referred to in this Agreement as “Common Stock Election Shares,” the shares of Bay Net Financial Common Stock and Bay Net Financial Share Equivalents electing to receive the Per Share Cash Consideration are sometimes referred to in this Agreement as the “Cash Election Shares” and the shares of Bay Net Financial Common Stock and Bay Net Financial Share Equivalents electing to receive the Per Share Mixed Consideration are sometimes referred to in this Agreement as the “Mixed Election Shares”). In addition, pursuant to Section 2.8(a)(1) of this Agreement, the Election Form shall permit eligible holders of Bay Net Financial Options to elect whether their Bay Net Financial Options will be Bay Net Financial Continuing Options or Bay Net Financial Canceling Options.

Bay Net Financial, Sterling and the Exchange Agent shall use reasonable efforts to make the Election Form available to all persons who become holders of Bay Net Financial Common Stock during the period between the Election Record Date and the Election Deadline. Any holder’s election shall have been properly made only if the Exchange Agent shall have received at its designated office, by the Election Deadline, a properly completed and signed Election Form accompanied by the Bay Net Financial Certificates to which such Election Form relates, in form acceptable for transfer (or by an appropriate guarantee of delivery of such Bay Net Financial Certificates as set forth in such Election Form from a firm which is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act) provided that such Bay Net Financial Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery). If a holder of Bay Net Financial Common Stock either: (i) does not submit a properly completed Election Form before the Election Deadline; (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline; or (iii) fails to perfect his, her or its dissenters’ rights pursuant to subsection 2.7 of this Agreement, the Bay Net Financial Shares held by such holder shall be designated “No-Election Shares.” Nominee record holders who hold Bay Net Financial Common Stock on behalf of multiple beneficial owners shall be required to indicate how many of the shares held by them are Common Stock Election Shares, Cash Election Shares, Mixed Election Shares and No-Election Shares. No-Election Shares shall be deemed to be Mixed Election Shares and shall be treated as if the holder thereof had elected to receive the Per Share Mixed Consideration. For purposes of this Section 2.4, any Dissenting Bay Net Financial Shares shall be deemed to be Cash Election Shares and, with respect to such shares, the holders thereof shall in no event be classified as holders of Reallocated Common Stock Shares as defined in this Agreement.

(b) Effective Election. Any Election shall be properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. Sterling shall have reasonable discretion to (i) determine whether and when any election, modification or revocation is received by the Exchange Agent, (ii) determine whether any election, modification or revocation has been properly made, and (iii) disregard immaterial defects in any Election Form. Good faith determinations made by Sterling regarding such matters shall be binding and conclusive absent manifest error. Neither Sterling, nor Bay Net Financial nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(c) Allocation. Subject to the other provisions of this Article II, Sterling shall cause the Exchange Agent to effect the allocation of the aggregate Allocable Merger Consideration among the Bay Net Financial Holders in accordance with their respective Election Forms and the following allocation rules:

(i) Aggregate Common Stock Consideration Oversubscribed. If the amount of Common Stock Consideration elected by the Common Stock Election Shares and Mixed Election Shares (including No-Election Shares that are treated as Mixed Election Shares), is more than the Maximum Common Stock Consideration, then:

(A) All Mixed Election Shares (including No-Election Shares) shall be converted into the right to receive the Per Share Mixed Consideration;

(B) All Cash Election Shares (subject to Section 2.7 with respect to Bay Net Financial Dissenting Shares) shall be converted into the right to receive the Per Share Cash Consideration;

(C) A sufficient number of Common Stock Election Shares shall be converted, on the pro rata basis described in Section 2.4(c)(iii) below, into Cash Election Shares (“Reallocated Cash Shares”) such that the total Common Stock Consideration payable by Sterling shall equal the Maximum Common Stock Consideration; and

(D) The Common Stock Election Shares that are not converted to Reallocated Cash Shares shall be converted into the right to receive the Per Share Common Stock Consideration;

with the result of the foregoing being that the Merger Consideration is comprised of the Maximum Common Stock Consideration and the Minimum Cash Consideration.

(ii) Aggregate Common Stock Consideration Undersubscribed. If the amount of Common Stock Consideration elected by the Common Stock Election Shares and Mixed Election Shares (including No-Election Shares that are treated as Mixed Election Shares), is less than the Minimum Common Stock Consideration, then:

(A) All Mixed Election Shares (including No-Election Shares) shall be converted into the right to receive the Per Share Mixed Consideration;

(B) All Common Stock Election Shares shall be converted into the right to receive the Per Share Common Stock Consideration;

(C) A sufficient number of Cash Election Shares (excluding Dissenting Bay Net Financial Shares) shall be converted, on the pro rata basis described in subsection 2.4(c)(iii) below, into Common Stock Election Shares (“Reallocated Common Stock Shares”) such that the total Common Stock Consideration payable by Sterling shall equal the Minimum Common Stock Consideration; and

(D) The Cash Election Shares (subject to Section 2.7 with respect to Bay Net Financial Dissenting Shares) that are not Reallocated Common Stock Shares shall be converted into the right to receive the Per Share Cash Consideration;

with the result of the foregoing being that the Merger Consideration is comprised of the Minimum Common Stock Consideration and the Maximum Cash Consideration.

(iii) Pro Rata Reallocations. If some Common Stock Election Shares are required, pursuant to subsection 2.4(c)(i)(C) to be converted into Reallocated Cash Shares, each holder of Common Stock Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Shares. If some Cash Election Shares are required pursuant to subsection 2.4(c)(ii)(C) to be converted into Reallocated Common Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Common Stock Election Shares.

(d) Calculations of Allocations of Merger Consideration. The calculations of the respective amounts of cash and Sterling Common Stock payable and issuable to Bay Net Financial Holders pursuant to the terms of this Agreement shall be calculated by Sterling and reported to Bay Net Financial and the Exchange Agent no later than three (3) Business Days after the Measurement Date, and shall be approved or disapproved in writing by Bay Net Financial and the Exchange Agent within two (2) Business Days after receipt of the report of calculations from Sterling. In the event Bay Net Financial or the Exchange Agent disapproves Sterling’s calculations, it shall give Sterling and the other party written notice of such disapproval and shall explain in detail the basis for its disapproval. In the event Bay Net Financial or the Exchange Agent disapproves Sterling’s calculations, Bay Net Financial, Sterling and the Exchange Agent shall use their respective best efforts to resolve any differences within five (5) Business Days after Sterling’s receipt of the written notice of disapproval.

Section 2.5 Treasury Stock. Each share of Bay Net Financial Common Stock issued and held in the treasury of Bay Net Financial as of the Effective Time, if any, shall be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

Section 2.6 Fractional Shares. No fractional Sterling Shares and no scrip or certificates therefor shall be issued in connection with the Merger. Any former holder of Bay Net Financial Common Stock who would otherwise be entitled to receive a fraction of a Sterling Share shall receive, in lieu thereof, cash in an amount equal to such fraction of a share multiplied by the Indicated Sterling Share Price.

Section 2.7 Dissenting Bay Net Financial Shareholders.

(a) The outstanding shares of Bay Net Financial Common Stock, any holders of which have timely perfected any right to demand appraisal for their shares (“Dissenting Bay Net Financial Shares”) pursuant to the State Corporation Law and have not effectively withdrawn or lost their dissenters’ rights under the State Corporation Law, shall not be converted into or represent a right to receive any Merger Consideration under this Agreement, and the holders thereof shall be entitled only to such rights as are granted by the State Corporation Law.

(b) If any such holder of Bay Net Financial Common Stock shall have failed to perfect or effectively shall have withdrawn or lost such right, and if such holder shall have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting Bay Net Financial Shares held by such holder shall be converted into a right to receive the Per Share Common Stock Consideration, the Per Share Cash Consideration or the Per Share Mixed Consideration in accordance with the applicable provisions of this Agreement. If any such holder of Bay Net Financial Common Stock shall have failed to perfect or effectively shall have withdrawn or lost such right, and if such holder shall not have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting Bay Net Financial Shares held by such holder shall be designated No-Election Shares and shall be converted on a share by share basis into either the right to receive the Per Share Common Stock Consideration or the Per Share Cash Consideration in accordance with the applicable provisions of this Agreement.

(c) All payments in respect of Dissenting Bay Net Financial Shares, if any, will be made by Sterling.

Section 2.8 Stock Options; Warrants.

(a) Subject to the requirements of the Bay Net Financial Stock Option Plan and each applicable stock option agreement and applicable law:

(1) Prior to the Election Record Date, each holder of a Bay Net Financial Option that (i) is outstanding and unexercised at the Election Record Date and (ii) would otherwise survive the Effective Time, shall be entitled to elect: (i) to receive, in substitution for each Bay Net Financial Option, an option to acquire Sterling Shares on the terms set forth below (each Bay Net Financial Option, as substituted, a “Sterling Option”); or (ii) to have such Bay Net Financial Option cancelled and in exchange for such cancellation to have such Bay Net Financial Option (the “Bay Net Financial Canceling Option”) converted into the right to receive the Economic Value of the Bay Net Financial Canceling Option in cash. A Bay Net Financial Option subject to an election by the holder thereof to receive a Sterling Option shall be referred to in this Agreement as a “Bay Net Financial Continuing Option,” and a Bay Net Financial Option subject to an election by the holder thereof to have such Bay Net Financial Option cancelled and converted into the right to receive cash shall be referred to in this Agreement as a “Bay Net Financial Canceling Option.”

(2) At the Effective Time, all Bay Net Financial Options (i) for which the holder shall not have duly and timely made an election pursuant to paragraph 2.8(a)(1) above and (ii) which shall not have been exercised by the Election Record Date, shall be automatically converted, and the holders of such Bay Net Financial Options shall be deemed to have elected to convert such Bay Net Financial Options, into a Sterling Option according to the terms of this Section. All holders of Bay Net Financial Options that shall have been duly exercised prior to the Election Record Date shall be treated as owning the respective numbers of Bay Net Financial Shares as shall have resulted from the exercises of such Bay Net Financial Options.

To the extent that any treatment described above is not consistent with the rights of one or more holders of a Bay Net Financial Option or applicable law, Bay Net Financial and Sterling agree to use good faith efforts to establish an alternate treatment that will be consistent with the rights of such holder or holders and applicable law.

(b) A “Sterling Option” shall be a stock option to acquire Sterling Shares with the following terms: (i) the number of Sterling Shares, which may be acquired pursuant to the Sterling Option, shall be equal to the product of the number of shares of Bay Net Financial Common Stock covered by the corresponding Bay Net Financial Option multiplied by the Exchange Ratio, provided that any fractional Sterling Share resulting from the multiplication shall be rounded down to the nearest whole share; (ii) the exercise price per Sterling Share issuable upon exercise of the Sterling Option shall be equal to the exercise price of the corresponding Bay Net Financial Option immediately prior to its conversion to a Sterling Option, divided by the Exchange Ratio, provided that the exercise price shall be round down to the nearest whole cent; (iii) the duration and other terms of the Sterling Option shall be identical to the duration and other terms of the corresponding Bay Net Financial Option immediately prior to its conversion to a Sterling Option, except that all references to Bay Net Financial shall be deemed to be references to Sterling, where the context so requires and shall remain exercisable until the stated expiration date of the corresponding Bay Net Financial Option; (iv) Sterling shall assume Bay Net Financial Option, whether vested or not vested, as contemplated by the IRC.

(c) At the Effective Time, each Bay Net Financial Warrant shall be converted into the right to receive the Allocable Merger Consideration with respect to the number of Bay Net Financial Share Equivalents associated with such Bay Net Financial Warrant according to the other provisions of this Article II.

(d) No holder of a Bay Net Financial Canceling Option or Bay Net Financial Warrant shall be entitled to receive any Merger Consideration unless and until he or she executes and delivers to Bay Net Financial and Sterling an agreement in form and substance mutually agreeable to Sterling and Bay Net Financial (an “Exchange Agreement”), surrendering all rights under the Bay Net Financial Canceling Option or Bay Net Financial Warrant (as the case may be) in exchange for the applicable Merger Consideration, as provided by this Agreement.

(e) Prior to the Effective Time, Sterling shall register and reserve for issuance the number of Sterling Shares necessary to satisfy Sterling’s obligations with respect to the issuance of Sterling Common Stock pursuant to the exercise of Sterling Options.

Section 2.9 Surrender and Exchange of Bay Net Financial Stock Certificates.

(a) Exchange Fund. On or prior to the Effective Time, Sterling shall deposit with the Exchange Agent, in trust for the benefit of Bay Net Financial Holders, sufficient cash and certificates representing Sterling Shares to make all payments and deliveries to Bay Net Financial Holders pursuant to this Article II. Any cash and certificates for Sterling Common Stock deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund.”

(b) Exchange Procedures for Effective Election Forms Submitted by Election Deadline. As soon as reasonably practicable after the Effective Time (and in any case no later than ten (10) Business Days thereafter), Sterling shall cause the Exchange Agent to mail the Allocable Merger Consideration to Bay Net Financial Holders who have submitted effective Election Forms prior to the Election Deadline.

(c) Exchange Procedures in Absence of Effective Election Forms Submitted by Effective Deadline. As soon as reasonably practicable after the Effective Time (and in any case no later than ten (l0) Business Days thereafter), Sterling shall cause the Exchange Agent to mail to each record holder of Bay Net Financial Common Stock immediately prior to the Effective Time who has not surrendered Bay Net Financial Certificates representing all of the shares of Bay Net Financial Common Stock owned by such holder pursuant to Section 2.4(b), a letter of transmittal which shall specify that delivery of the Bay Net Financial Certificates shall be effected, and risk of loss and title to the Bay Net Financial Certificates shall pass, only upon delivery of the Bay Net Financial Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Sterling may reasonably specify and instructions for effecting the surrender of such Bay Net Financial Certificates in exchange for the Per Share Cash Consideration and/or the Per Share Common Stock Consideration, as the case may be. Upon surrender of a Bay Net Financial Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Bay Net Financial Certificate shall be entitled to receive within ten (10) Business Days thereafter and in exchange therefor (i) a certificate representing, in the aggregate, the whole number of Sterling Shares that such holder has the right to receive pursuant to this Article II and/or (ii) a check in the amount equal to the cash that such holder has the right to receive pursuant to this Article II. No interest will be paid or will accrue on any cash payment pursuant to this Section.

(d) Each certificate for Sterling Shares (each, a “Sterling Certificate”) issued in exchange for Bay Net Financial Certificates pursuant to this Section shall be dated the Effective Time and be entitled to dividends, distributions and all other rights and privileges pertaining to such Sterling Shares from the Effective Time. Until surrendered, each Bay Net Financial Certificate shall, from and after the Effective Time, evidence solely the right to receive the Allocable Merger Consideration.

(e) If a Bay Net Financial Certificate is exchanged on a date following one or more record dates after the Effective Time for the payment of dividends or any other distribution on Sterling Shares, Sterling shall pay to the holder of such Bay Net Financial Certificate cash in an amount equal to dividends payable on the Sterling Shares issued in exchange therefor and pay or deliver any other distribution to which such shareholder is entitled. No interest shall accrue or be payable in respect of dividends or any other distribution otherwise payable under this subsection upon surrender of Bay Net Financial Certificates. Notwithstanding the foregoing, no party hereto shall be liable to any holder of Bay Net Financial Common Stock for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law. Until such time as Bay Net Financial Certificates are surrendered to Sterling for exchange, Sterling shall have the right to withhold dividends or any other distributions on the Sterling Shares issuable to such shareholder.

(f) Upon the Effective Time, the stock transfer books for Bay Net Financial Common Stock will be closed and no further transfers of Bay Net Financial Common Stock will thereafter be made or recognized. All Bay Net Financial Certificates surrendered pursuant to this Section will be cancelled.

(g) If there is a transfer of ownership of Bay Net Financial Common Stock that is not registered in the transfer records of Bay Net Financial, one or more Sterling Certificates evidencing, in the aggregate, the proper number of Sterling Shares, a check in the proper amount of cash in lieu of any fractional shares, the Per Share Cash Consideration, and any dividends or other distributions to which such holder is entitled pursuant to Section 2.9(e), as applicable and appropriate, may be issued with respect to such Bay Net Financial Common Stock to such a transferee if the Bay Net Financial Certificate representing such shares of Bay Net Financial Common Stock is presented to the Exchange Agent, accompanied by all documents reasonably required by the Exchange Agent to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(h) If any Bay Net Financial Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Bay Net Financial Certificate, upon the making of a sworn affidavit of that fact by the holder thereof in form satisfactory to the Exchange Agent, the Allocable Merger Consideration, and any dividends or other distributions to which such holder is entitled pursuant to this Section as may be required pursuant to this Agreement; provided, however, that the Exchange Agent may, in its sole discretion and as a condition precedent to the delivery of the Allocable Merger Consideration to which the holder of such Bay Net Financial Certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed Bay Net Financial Certificate to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against Bay Net Financial, Sterling or the Exchange Agent or any other party with respect to the Bay Net Financial Certificate alleged to have been lost, stolen or destroyed.

Section 2.10 Anti-Dilution Provisions. If Sterling shall, at any time before the Effective Time:

(a) declare a dividend in Sterling Shares with a record date on or prior to the Closing Date;

(b) combine the outstanding Sterling Shares into a smaller number of shares;

(c) resolve to effect a split or subdivide the outstanding Sterling Shares with a record date on or prior to the Closing Date; or

(d) reclassify the Sterling Shares;

then, in any such event, the number of Sterling Shares to be delivered to Bay Net Financial shall be adjusted so that Bay Net Financial shall be entitled to receive such number of Sterling Shares as Bay Net Financial would have been entitled to receive as a result of such event if the Effective Time had occurred prior to the happening of such event.

Section 2.11 Other Matters. Nothing set forth in this Agreement or any exhibit or schedule to this Agreement shall be construed to:

(a) Preclude Sterling or any member of the Sterling Group from acquiring or assuming, or to limit in any way the right of Sterling or any member of the Sterling Group to acquire or assume, prior to or following the Effective Time, the stock, or assets or liabilities of any other financial services institution or other corporation or entity, whether by issuance or exchange of Sterling Common Stock or otherwise, unless such transaction would result in a Material Adverse Effect on the Sterling Group, taken as a whole;

(b) Preclude Sterling from issuing, or to limit any way the right of Sterling to issue, prior to or following the Effective Time, Sterling Common Stock or other securities;

(c) Preclude Sterling from granting employee, director or compensatory options at anytime with respect to Sterling Common Stock or other securities;

(d) Preclude option holders of Sterling from exercising options at any time with respect to Sterling Common Stock or other securities; or

(e) Preclude Sterling or any member of the Sterling Group from taking, or to limit in any way the right of either of them to take, any other action not expressly and specifically prohibited by the terms of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BAY NET FINANCIAL AND THE BANK

In addition to representations and warranties, if any, made elsewhere in this Agreement, Bay Net Financial and the Bank represent and warrant to Sterling as set forth below, subject to any qualifications set forth in a Bay Net Disclosure Schedule:

Section 3.1 Organization.

(a) Bay Net Financial is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. Bay Net Financial is a savings and loan holding company duly registered under the Home Owners Loan Act. Bay Net Financial has the corporate power and authority to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Bay Net Financial is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on Bay Net Financial or Bank, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(b) Bank is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States of America. Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Bank is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on the Bank, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(c) The deposits of Bank are insured by the FDIC to the extent provided in the Federal Deposit Insurance Act.

(d) Bay Net Financial has no Subsidiaries other than Bank.

(e) The respective minute books of Bay Net Financial and Bank accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors, including committees, in each case in accordance with normal business practice of Bay Net Financial and Bank, respectively.

(f) Bay Net Financial has delivered to Sterling true and correct copies of the respective charter and bylaws of Bay Net Financial and Bank, each as in effect on the date hereof.

Section 3.2 Capitalization.

(a) The authorized capital stock of Bay Net Financial consists of 5,000,000 shares of common stock, par value $1.00 per share (“Bay Net Financial Common Stock”), of which at the date hereof 644,345 shares are validly issued and outstanding, fully paid and nonassessable, and free of preemptive rights, and no shares of preferred stock. Bay Net Financial has not issued nor is Bay Net Financial bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of Bay Net Financial Common Stock or any other security of Bay Net Financial or any securities representing the right to vote, purchase or otherwise receive any shares of Bay Net Financial Common Stock or any other security of Bay Net Financial, except (i) Bay Net Financial Options for 63,110 shares of Bay Net Financial Common Stock issued and outstanding under the Bay Net Financial Stock Option Plan, (ii) Bay Net Financial Warrants for 47,590 Bay Net Financial Shares, (iii) the Phantom Stock Interests equivalent to 40,000 Bay Net Financial Shares, and (iv) 1,442 shares Bay Net Financial is obligated to issue under the Deferred Compensation Plan.. Accordingly, because Bay Net Financial is agreeing in accordance with Section 2.1(g)(i) to satisfy the Phantom Stock Interests in cash immediately prior to the Effective Time, at the Effective Time there will be not more than 756,487 shares of Bay Net Financial Common Stock issued and outstanding on a fully diluted basis.

(b) Bay Net Financial owns, directly or indirectly, all of the capital stock of Bank, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding with respect to the capital stock of Bank. Except for Bank, Bay Net Financial does not possess, directly or indirectly, any material equity interest in any corporation, except for (i) equity interests in Bank’s investment portfolio, (ii) equity interests held in connection with Bank’s commercial loan activities, (iii) stock in the Federal Home Loan Bank of Atlanta, and (iv) as set forth on Bay Net Disclosure Schedule 3.2(b).

(c) To the knowledge of Bay Net Financial, except as set forth on Bay Net Disclosure Schedule 3.2(c) or as disclosed in Bay Net Financial’s proxy materials used in connection with its 2005 annual meeting of shareholders, no person or group is the beneficial owner of 5% or more of the outstanding shares of Bay Net Financial Common Stock (the terms “person,” “group” and “beneficial owner” are as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).

Section 3.3 Authority; No Violation.

(a) Bay Net Financial has full corporate power and authority to execute and deliver this Agreement and to consummate the Merger, subject to receipt of all necessary approvals of Regulatory Authorities and the approval of this Agreement by Bay Net Financial’s shareholders. The execution and delivery of this Agreement by Bay Net Financial, and the consummation by Bay Net Financial of the Mergers, have been duly and validly approved by the Board of Directors of Bay Net Financial and, except for approval by the shareholders of Bay Net Financial as required by the State Corporation Law, no other corporate proceedings on the part of Bay Net Financial are necessary to consummate the Merger. This Agreement has been duly and validly executed and delivered by Bay Net Financial and constitutes the valid and binding obligation of Bay Net Financial, enforceable against Bay Net Financial in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Bank has full corporate power and authority to execute and deliver this Agreement and to consummate the Bank Merger, subject to receipt of all necessary approvals of Regulatory Authorities and the approval of this Agreement by Bay Net Financial’s shareholders. The execution and delivery of this Agreement by Bank and the consummation by Bank of the Bank Merger have been duly and validly approved by the Board of Directors of Bank subject to approval by Bay Net Financial as its sole shareholder to the extent required by applicable law, and no other corporate proceedings on the part of Bank or Bay Net Financial are necessary to consummate the Bank Merger. This Agreement has been duly and validly executed and delivered by Bank and constitutes the valid and binding obligation of Bank, enforceable against Bank in accordance with its terms, subject to applicable receivership, insolvency and similar laws affecting Bank, as to enforceability, to general principles of equity.

(c) The execution and delivery of this Agreement by Bay Net Financial and Bank, (i) subject to receipt of approvals from Bay Net Financial shareholders and the Regulatory Authorities referred to in this Agreement and Bay Net Financial’s and Bank’s, and Sterling’s, compliance with any conditions contained therein, the consummation of the Merger, and (ii) compliance by Bay Net Financial or Bank with any of the terms or provisions hereof, do not and will not:

(A) conflict with or result in a breach of any provision of the respective articles of incorporation or bylaws of Bay Net Financial or Bank;

(B) violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to Bay Net Financial or Bank or any of their respective properties or assets; or

(C) except as described in Bay Net Disclosure Schedule 3.3, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or acceleration of, the performance required by, or result in a right of termination or acceleration or the. creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Bay Net Financial or Bank under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which Bay Net Financial or Bank is a party, or by which they or any of their respective properties or assets may be bound or affected, except where such termination, acceleration or creation would not have a Material Adverse Effect on Bay Net Financial.

Section 3.4 Consents. No consents or approvals of, or filings or registrations with, any public body or authority, and no consents or approvals of any third parties, are necessary:

(a) in connection with the execution and delivery of this Agreement by Bay Net Financial and Bank; or

(b) subject to the consents, approvals, filings and registrations from or with the Regulatory Authorities referred to in this Agreement and compliance with any conditions contained therein and subject to the approval of this Agreement by the shareholders of Bay Net Financial, as required under the State Corporation Law, the consummation by Bay Net Financial of the Merger and by the Bank of the Bank Merger.

Section 3.5 Financial Statements.

(a) Bay Net Financial has previously delivered to Sterling the Bay Net Financial Statements, except those pertaining to quarterly periods commencing after December 31, 2005, which it will deliver to Sterling within 45 days after the end of the respective quarter. The delivered Bay Net Financial Statements fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Bay Net Financial as of and for the periods ended on the dates thereof, in accordance with GAAP consistently applied, and, in the case of interim period financial statements, which are subject to normal year-end adjustments and footnotes thereto.

(b) Except as set forth in Bay Net Disclosure Schedule 3.5(b) or in the Bay Net Financial Statements, Bay Net Financial did not, as of the date of the Bay Net Financial Statements or any subsequent date, have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the Bay Net Financial Statements at the date of the Bay Net Financial Statements which would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate and which are incurred in the Ordinary Course of Business, consistent with past practice, and subject, in the case of any unaudited statements to normal recurring audit adjustments and the absence of footnotes.

Section 3.6 No Material Adverse Change. Except as may be set forth in Bay Net Disclosure Schedule 3.6, neither Bay Net Financial nor Bank has suffered any adverse change in their respective assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), liquidity, net worth, business, property, financial condition results of operations or any damage destruction or loss, whether or not covered by insurance, since December 31, 2005, which change has had a Material Adverse Effect on Bay Net Financial or Bank.

Section 3.7 Taxes.

(a) Bay Net Financial and Bank are members of the same affiliated group within the meaning of IRC Section 1504(a) of which Bay Net Financial is a common parent. Bay Net Financial and the Bank have each filed or caused to be filed, and will file or cause to be filed, all Tax Returns (or appropriate and timely requests for extensions of time to file) that are required to be filed by, or with respect to, Bay Net Financial and Bank on or prior to the Closing Date, except to the extent that any failure to file or any inaccuracies would not, individually or in the aggregate, have a Material Adverse Effect on Bay Net Financial or Bank, and has paid or will pay, or made or will make, provisions for the payment of all Taxes which are shown on such Tax Returns to be due for the periods covered thereby from Bay Net Financial or Bank to any applicable taxing authority, on or prior to the Closing Date. Except as is not material, Bay Net Financial has established (and until the Closing date will establish) on its books and records reserves that are adequate for the payment of all Taxes incurred, but not yet due and payable subject to the requirements of GAAP.

(b) No consent pursuant to IRC Section 341(f) has been filed, or will be filed prior to the Closing Date, by or with respect to Bay Net Financial or Bank.

(c) To the knowledge of Bay Net Financial, there are no material disputes pending, or claims asserted in writing, for Taxes or assessments upon Bay Net Financial or Bank, nor has Bay Net Financial or Bank been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to Tax Return for any period.

(d) Proper and accurate amounts have been withheld by Bay Net Financial and Bank from their employees for all prior periods in compliance in all material respects with the Tax withholding provisions of applicable federal, state and local laws.

(e) Neither Bay Net Financial nor Bank is a United States real property holding corporation as defined in Section 897(c)(2) of the Code and shall furnish to Sterling on or before the Closing Date a certification that neither Bay Net Financial nor Bank is a U.S. real property interest pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3).

Section 3.8 Contracts.

(a) Except as described in Bay Net Disclosure Schedule 3.8(a) or 3.12, neither Bay Net Financial nor Bank is a party to or subject to:

(i) any employment, consulting, severance, “change-in-control” or termination contract or arrangement with any officer, director, employee, independent contractor, agent or other person, except for “at will” arrangements;

(ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any officer, director, employee, independent contractor, agent or other person;

(iii) any collective bargaining agreement with any labor union relating to employees;

(iv) any agreement which by its terms limits the payment of dividends by Bay Net Financial or Bank;

(v) except in the Ordinary Course of Business, any material instrument evidencing or related to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Bay Net Financial or Bank is an obligor to any person, other than deposits, repurchase agreements, bankers acceptances and “treasury tax and loan” accounts established in the Ordinary Course of Business, instruments relating to transactions entered into in the customary course of the banking business of Bank, and transactions in “federal funds,” or which contains financial covenants or other restrictions, other than those relating to the payment of principal and interest when due, which would be applicable on or after the Closing Date;

(vi) any contract, other than this Agreement, which restricts or prohibits Bay Net Financial or Bank from engaging in any type of business permissible under applicable law;

(vii) any contract, plan or arrangement which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the IRC;

(viii) except in the Ordinary Course of Business, any lease for real property;

(ix) except in the Ordinary Course of Business, any contract or arrangement with any broker-dealer or investment adviser;

(x) except in the Ordinary Course of Business, any investment advisory contract with any investment company registered under the Investment Company Act of 1940; or

(xi) except in the Ordinary Course of Business, any contract or arrangement with, or membership in, any local clearing house or self-regulatory organization.

(b) (i) Except as set forth in Bay net Disclosure Schedule 3.8(b), all the contracts, plans, arrangements and instruments listed in Bay Net Disclosure Schedule 3.8(a) or 3.12 are in full force and effect on the date hereof; and neither Bay Net Financial, Bank nor, to the knowledge of Bay Net Financial, any other party to any such contract, plan, arrangement or instrument, has breached any provision of, or is in default under any term of, any such contract, plan, arrangement or instrument and no party to any such contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions thereof as a result of the transactions contemplated by this Agreement.

(ii) Except as otherwise described in Bay Net Disclosure Schedule 3.8(a) or 3.12, no plan, employment agreement, termination agreement or similar agreement or arrangement to which Bay Net Financial or Bank is a party or by which Bay Net Financial or Bank may be bound:

(A) contains provisions which permit an employee or an independent contractor to terminate it without cause and continue to accrue future benefits thereunder;

(B) provides for acceleration in the vesting of benefits thereunder upon the occurrence of a change in ownership or control or merger or other acquisition of Bay Net Financial or Bank; or

(C) requires Bay Net Financial or Bank to provide a benefit in the form of Bay Net Financial Common Stock or determined by reference to the value of Bay net Financial Common Stock.

Section 3.9 Ownership of Property; Insurance Coverage.

(a) Each of Bay Net Financial and Bank has, or will have as to property acquired after the date hereof, good, and as to real property, marketable, title to all material assets and properties owned by Bay Net Financial or Bank, whether real or personal, tangible or intangible, including securities, assets and properties reflected in the balance sheets contained in the Bay Net Financial Statements or acquired subsequent thereto (except to the extent that such securities are held in any fiduciary or agency capacity and except to the extent that such assets and properties have been disposed of for fair value, in the Ordinary Course of Business, or have been disposed of as obsolete since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except:

(i) Those items that secure liabilities for borrowed money that are described in a Bay Net Disclosure Schedule or expressly permitted in this Agreement;

(ii) Statutory liens for amounts not yet delinquent or which are being contested in good faith;

(iii) Liens for current taxes not yet due and payable;

(iv) Pledges to secure deposits, FHLB advances and other liens incurred in the ordinary course of banking business;

(v) The imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent;

(vi) Dispositions and encumbrances for adequate consideration in the Ordinary Course of Business. Bay Net Financial and Bank have the right under leases of material properties used by Bay Net Financial or Bank in the conduct of their respective businesses to occupy and use all such properties in all material respects as presently occupied and used by them; and

(vii) As reflected as a liability in Bay Net Financial Statements or the footnotes thereto.

(b) With respect to all agreements pursuant to which Bay Net Financial or Bank has purchased securities subject to an agreement to resell, if any, Bay Net Financial or Bank has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c) Bay Net Financial and Bank maintain insurance in amounts considered by Bay Net Financial to be reasonable for their respective operations, and such insurance is similar in scope and coverage in all material respects to that maintained by other businesses similarly situated. Neither Bay Net Financial nor Bank has received notice from any insurance carrier that:

(i) The insurance will be cancelled or that coverage thereunder will be reduced or eliminated; or

(ii) Premium costs with respect to such insurance will be substantially increased.

(d) Bay Net Financial and Bank maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations.

Section 3.10 Legal Proceedings. Except as set forth in Bay Net Disclosure Schedule 3.10, neither Bay Net Financial nor Bank is a party to any, and there are no pending or, to the knowledge of Bay Net Financial, threatened, legal, administrative, arbitration or other proceedings, claims, actions, customer complaints, or governmental investigations or inquiries of any nature:

(a) Against Bay Net Financial or Bank;

(b) To which the assets of Bay Net Financial or Bank are subject;

(c) Challenging the validity or propriety of the Merger or the Bank Merger; or

(d) Which could materially adversely affect the ability of Bay Net Financial or Bank to perform their respective obligations under this Agreement; except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (a) or (b) which, if adversely determined individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Bay Net Financial.

Section 3.11 Compliance with Applicable Law.

(a) Bay Net Financial and Bank hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Regulatory Authority relating to them.

(b) Bay Net Financial and Bank have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with any Regulatory Authority, and have filed all other reports and statements required to be filed by them, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith.

(c) Except as set forth in Bay Net Disclosure Schedule 3.11, no Regulatory Authority has initiated any proceeding or, to the knowledge of Bay Net Financial or Bank, investigation into the business or operations of Bay Net Financial or Bank.

(d) Neither Bay Net Financial nor Bank has received any notification or communication from any Regulatory Authority:

(i) Asserting that Bay Net Financial or Bank is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

(ii) Threatening to revoke any license, franchise, permit or governmental authorization which is material to Bay Net Financial or Bank;

(iii) Requiring or threatening to require Bay Net Financial or Bank, or indicating that Bay Net Financial or Bank may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Bay Net Financial or Bank, including without limitation any restriction on the payment of dividends; or

(iv) Directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Bay Net Financial or Bank (any such notice, communication, memorandum, agreement or order described in this sentence and addressed specifically to Bay Net Financial or Bank, referred to in this Agreement as a “Regulatory Agreement”);

(e) Neither Bay Net Financial nor Bank has received, consented to, or entered into any Regulatory Agreement.

(f) There is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any Regulatory Agreement.

(g) There is no injunction, order, judgment or decree imposed upon Bay Net Financial or Bank or the assets of Bay Net Financial or Bank.

Section 3.12 ERISA.

(a) Bay Net Financial has delivered to Sterling true and complete copies of any employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth in Bay Net Disclosure Schedule 3.12, currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Bay Net Financial or any other entity (a “Bay Net Financial ERISA Affiliate”) that, together with Bay Net Financial, is treated as a single employer under IRC Sections 414(b),(c),(m) or (0) (collectively, the “Bay Net Financial Benefit Plans”), together with:

(i) The most recent actuarial reports (if any) and financial reports relating to those Bay Net Financial Benefit Plans which constitute “qualified plans” under IRC Section 401 (a);

(ii) The most recent. Form 5500 (if any) relating to such Bay Net Financial Benefit Plans filed with the IRS; and

(iii) The most recent IRS determination letters which pertain to any such Bay Net Financial Benefit Plans.

(b) To the knowledge of Bay Net Financial, neither Bay Net Financial nor any Bay Net Financial ERISA Affiliate, and no pension plan (within the meaning of ERISA Section 3(2) maintained or contributed to by Bay Net Financial or any Bay Net Financial ERISA Affiliate, has incurred any liability to the Pension Benefit Guaranty Corporation or to the IRS with respect to any pension plan qualified under IRC Section 401 (a) which liability has resulted or will result in a Material Adverse Effect with respect to Bay Net Financial, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) (with respect to which the 30 day notice requirement has not been waived) occurred with respect to any such pension plan which could result in a Material Adverse Effect on the Bay Net Companies.

(c) Neither Bay Net Financial nor any Bay Net Financial ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

(d) To the knowledge of Bay Net Financial, each Bay Net Financial Benefit Plan has been maintained, operated and administered in compliance in all respects with its terms and related documents or agreements and the applicable provisions of all laws, including ERISA and the IRC.

(e) There is no existing, or, to the knowledge of Bay Net Financial, contemplated, audit of any Bay Net Financial Benefit Plan by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority. In addition, to the knowledge of Bay Net Financial, there are no pending or threatened claims by, on behalf of or with respect to any Bay Net Financial Benefit Plan, or by or on behalf of any individual participant or beneficiary of any Bay Net Financial Benefit Plan, alleging any violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits not in dispute and expected to be granted promptly in the Ordinary Course of Business ), nor to the knowledge of Bay Net Financial, is there any basis for such claim.

(f) With respect to any services which Bay Net Financial or Bank may provide as a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any Bay Net Financial Benefit Plan), to the knowledge of Bay Net Financial and Bank:

(i) Have correctly computed all contributions, payments or other amounts for which it is responsible;

(ii) Have not engaged in any prohibited transactions (as defined in ERISA Section 406 for which an exemption does not exist);

(iii) Have not breached any duty imposed by ERISA: and

(iv) Have not otherwise incurred any liability to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, or to any beneficiary, fiduciary or sponsor of any ERISA plan in the performance (or non- performance) of services.

Section 3.13 Brokers and Finders. Neither Bay Net Financial, Bank, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the transactions contemplated by this Agreement, except for Janney Montgomery Scott LLC, whose engagement letter with Bay Net Financial is included in Bay Net Disclosure Schedule 3.13.

Section 3.14 Environmental Matters.

(a) To the knowledge of Bay Net Financial, neither Bay Net Financial nor Bank, nor any property owned or operated by Bay Net Financial or Bank, has been or is in violation of or liable under any Environmental Law. There are no actions, suits or proceedings, or demands, claims or notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the knowledge of Bay Net Financial, threatened, or any investigation pending, relating to the liability of Bay Net Financial or Bank with respect to any property owned or operated by Bay Net Financial or Bank under any Environmental Law.

(b) To the knowledge of Bay Net Financial, no property, now or formerly owned or operated by Bay Net Financial or Bank or on which Bay Net Financial or Bank holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the National Priority List under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (“CERCLA”), on the Comprehensive Environmental Response Compensation and Liabilities Information System, or any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against Bay Net Financial or Bank for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage claim, including, but not limited to, claims under CERCLA.

Section 3.15 CRA Compliance. Bay Net Financial and Bank are in material compliance with the applicable provisions of the CRA, and, as of the date hereof, Bank has received a CRA rating of “satisfactory” or better from the OTS. To the knowledge of Bay Net Financial, there is no fact or circumstance or set of facts or circumstances which would cause Bay Net Financial or Bank to fail to comply with such provisions.

Section 3.16 Information to be Supplied.

(a) The information supplied by Bay Net Financial and Bank for inclusion in the Securities Filings (including the Prospectus/Proxy Statement) will not, as of the date each of the Securities Filings is declared effective pursuant to the Securities Act, and as of the date the Prospectus/Proxy Statement is mailed to shareholders of Bay Net Financial, and up to and including the date of the Bay Net Financial Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

(b) The information supplied by Bay Net Financial and Bank for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required Regulatory Approval, as such Applications may be amended by subsequent filings, be accurate and complete in all material respects.

(c) The portions of the Securities Filings applicable to Bay Net Financial and Bank shall comply in all material respects with the requirements of the applicable federal and state securities laws and the rules and regulations thereunder applicable to Sterling. The proxy statement portions of the Prospectus/Proxy Statement shall comply with the proxy rules of the SEC.

(d) Notwithstanding the foregoing, Bay Net Financial and Bank make no representation or warranty with respect to, and shall not be responsible for, the compliance as to form and general content of, the Applications, the Security Filings or the Prospectus/Proxy Statement other than the proxy statement portions of the Prospectus/Proxy Statement, or any information supplied by Sterling and its Subsidiaries that is contained or incorporated by reference in, or furnished in connection with the preparation of, any of the foregoing.

Section 3.17 Related Party Transactions.

(a) Except as set forth on Bay Net Disclosure Schedule 3.17, or as is disclosed in the footnotes to the Bay Net Financial Statements, as of the date hereof, neither Bay Net Financial nor Bank is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the Ordinary Course of Business) with any Affiliated Person or Corporate Affiliate of Bay Net Financial or Bank, and all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other “persons” (as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).

(b) As of the date hereof, no loan or credit accommodation to any Affiliated Person or Corporate Affiliate of Bay Net Financial or Bank is presently in default or, during the three-year period prior to the date of this Agreement, has been in material default or has been restructured, modified or extended. To the knowledge of Bay Net Financial, as of the date hereof, principal and interest with respect to any such loan or other credit accommodation will be paid when due and the loan grade classification accorded such loan or credit accommodation is appropriate.

Section 3.18 Loans. All loans reflected as assets in the Bay Net Financial Statements are being transferred with good and marketable title, free and clear of any and all encumbrances, liens, pledges, equities, claims, charges, rights of first refusal or similar rights or security interests of any nature encumbering such loan and are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, and to the extent secured, are secured by valid liens and security interests that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles affecting the enforcement of creditors’ rights, which have been perfected.

Section 3.19 Allowance for Loan Losses. The allowance for loan losses reflected in Bay Net Financial’s and Bank’s reports to Regulatory Authorities has been and will be established in compliance with the requirements of all regulatory criteria, and the allowance for loan losses shown in Bay Net Financial Statements has been and will be established in accordance with GAAP. Bay Net Financial has disclosed to Sterling in writing prior to the date hereof the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of Bay Net Financial that Bay Net Financial has classified internally, as of December 31, 2005, as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans” or words of similar import, and Bay Net Financial shall disclose to Sterling, promptly after the end of each fiscal quarter of Bay Net Financial after the date hereof, the amount of each such classification. Bay Net Financial has disclosed to Sterling in writing prior to the date hereof the amounts of all overdrafts greater than $500.00 and outstanding as of December 31, 2005 and Bay Net Financial shall disclose promptly to Sterling after the end of each month after the date hereof and on the Effective Time the amount of such overdrafts. The real estate owned and in-substance foreclosures included in any of Bay Net Financial’s non-performing assets are carried net of reserves at the lower of cost or market value based on current independent appraisals or current management appraisals. Furthermore, true, complete and materially correct copies of reports containing the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest bearing assets of Bay Net Financial that Bay Net Financial has classified internally as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans” or words of similar import and the amounts of all overdrafts greater than $500.00 and outstanding as of December 31, 2005 are attached hereto on Bay Net Disclosure Schedule 3.19 of this Agreement.

Section 3.20 Investment Securities. Except as set forth in Bay Net Disclosure Schedule 3.20, none of the investments reflected in the Bay Net Financial Statements under the headings “Securities Available for Sale” and “Securities Held to Maturity” and none of the investments made since December 31, 2005, are subject to any restrictions, whether contractual or statutory, that materially impairs the ability of Bay Net Financial to freely dispose of the investments at any time, and all of the investments comply with applicable laws, rules and regulations.

Section 3.21 Fairness Opinion. Bay Net Financial has received a written opinion from Janney Montgomery Scott LLC to the effect that, as of the date hereof, the consideration to be received by shareholders of Bay Net Financial pursuant to this Agreement is fair, from a financial point of view, to the shareholders of Bay Net Financial.

Section 3.22 Non-Registration Under the Exchange Act and the Securities Act. The outstanding shares of Bay Net Financial Common Stock were issued without registration under the Securities Act in reliance upon the exemption therefrom provided by Section 4(2) thereof. Bay Net Financial Common Stock is not registered nor required to be registered under Section 12 of the Exchange Act and Bay Net Financial is not subject to the periodic reporting requirements imposed by Section 13 or 15(d) of the Exchange Act.

Section 3.23 Quality of Representations. No representation made by Bay Net Financial in this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 3.24 Absence of Certain Changes. Except as disclosed in Bay Net Disclosure Schedule 3.24 and provided for or contemplated in this Agreement, since December 31, 2005 there has not been:

(a) any material transaction by Bay Net Financial or Bank other than in the Ordinary Course of Business and in conformity with past practices;

(b) any acquisition or disposition of property by Bay Net Financial or Bank of any property or asset, whether real or personal, having a fair market value, singularly or in the aggregate, in an amount greater than $50,000.00, other than acquisitions or dispositions made in the Ordinary Course of Business;

(c) any mortgage, pledge or subjection to lien, charge or encumbrance of any kind on any of the respective properties or assets of Bay Net Financial or Bank, except to secure extensions of credit in the Ordinary Course of Business and in conformity with past practice (pledges of and liens on assets to secure Federal Home Loan Bank or Federal Reserve Bank advances being deemed both in the Ordinary Course of Business and consistent with past practices);

(d) any increase in, or commitment to increase, the compensation payable or to become payable to any officer, director, employee, or agent of Bay Net Financial or Bank, or any bonus payment, stock option award, restricted stock award or similar arrangement made to or with any of such officers, directors, employees or agents, other than routine increases made in the Ordinary Course of Business and consistent with past practices or as permitted in Section 5.1(d);

(e) any incurring of, assumption of, or taking of, by Bay Net Financial or Bank, any property subject to, any liability in excess of $50,000.00, except for liabilities incurred or assumed or property taken subsequent to December 31, 2005 in the Ordinary Course of Business and in conformity with past practices;

(f) any material alteration in the manner of keeping the books, accounts or records of Bay Net Financial or Bank, or in the accounting policies or practices therein reflected;

(g) any elimination of employee benefits;

(h) any deferred routine maintenance of real property or leased premises;

(i) any elimination of a reserve where the liability related to such reserve has remained;

(j) any failure to depreciate capital assets in accordance with past practice or to eliminate capital assets which are no longer used in its business; or

(k) any extraordinary reduction or deferral of ordinary or necessary expenses.

Section 3.25 Absence of Undisclosed Liabilities. To the knowledge of Bay Net Financial, neither Bay Net Financial nor Bank has any obligation or liability that is material to the financial condition or operations of any of them, or that, when combined with all similar obligations or liabilities would be material to their financial condition or operations (i) except as disclosed in the Bay Net Financial Statements delivered to Sterling prior to the date of this Agreement, or (ii) except as contemplated under this Agreement. Since December 31, 2005, neither Bay Net Financial nor Bank has incurred or paid any obligation or liability which would be material to the financial condition or operations of any of them, except for obligations paid in connection with transactions made by them in the ordinary course of their business consistent with past practice and applicable law.

Section 3.26 Reorganization. As of the date hereof, Bay Net Financial does not have any reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the IRC. Bay Net Financial shall not take any action which would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STERLING

In addition to representations and warranties, if any, made elsewhere in this Agreement, Sterling represents and warrants to Bay Net Financial, as set forth below, subject to any qualifications set forth in a Sterling Disclosure Schedule:

Section 4.1 Organization.

(a) Sterling is a corporation duly incorporated, organized and subsisting under the laws of the Commonwealth of Pennsylvania. Sterling is a bank holding company duly registered under the Bank Holding Bay Net Company Act of 1956, as amended. Sterling has the corporate power to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Sterling is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes the licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified will not have a Material Adverse Effect on the Sterling Group taken as a whole, and all the licenses, registrations and qualifications are in fun force and effect in all material respects.

(b) Each Sterling bank subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it, is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary under applicable law, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on the Sterling Group taken as a whole, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(c) The deposits of each Sterling bank Subsidiary are insured by the FDIC to the extent provided in the Federal Deposit Insurance Act.

(d) Sterling has no Subsidiaries other than those identified in Sterling Disclosure Schedule 4.1(d).

(e) The respective minute books of Sterling and each Sterling Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors, including committees, in each case in accordance with the normal business practice of Sterling.

(f) Sterling has delivered to Bay Net Financial true and correct copies of the articles of incorporation and bylaws of Sterling, as in effect on the date hereof.

Section 4.2 Capitalization.

(a) The authorized capital stock of Sterling consists of (a) 80,000,000 shares of common stock, par value $5.00 per share (“Sterling Common Stock”), of which, as of December 31, 2005, 45,121 shares are validly issued and held by Sterling as treasury stock and 29,092,686 shares are validly issued and outstanding, fully paid and nonassessable and free of preemptive rights, except as may be defined in Sterling’s articles of incorporation, and (b) 10,000,000 shares of preferred stock, without par value, of which none are issued and outstanding. Sterling has not issued nor is Sterling bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any Sterling Shares or any other security of Sterling or any securities representing the right to vote, purchase or otherwise receive any Sterling Shares or any other security of Sterling, except (i) for options to acquire Sterling Shares issued under Sterling’s various stock option plans, (ii) pursuant to Sterling’s 401(k) plan, dividend reinvestment plan and directors’ fee plan, and (iii) this Agreement.

(b) Sterling has not granted any third party a right to acquire common stock of any bank subsidiary of Sterling.

Section 4.3 Authority; No Violation.

(a) Sterling has full corporate power and authority to execute and deliver this Agreement and to consummate the Merger. The execution and delivery of this Agreement by Sterling and the consummation by Sterling of the Merger (including, without limitation, the issuance of the Adjusted Bay Net Financial Options) have been duly and validly approved by the Board of Directors of Sterling and no other corporate proceedings on the part of Sterling are necessary to consummate the Merger. This Agreement has been duly and validly executed and delivered by Sterling and constitutes the valid and binding obligation of Sterling, enforceable against Sterling in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) FNBNE has full corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Merger. The execution and delivery of the Bank Plan of Merger by FNBNE and the consummation by FNBNE of the Bank Merger have been duly and validly approved by the Board of Directors of FNBNE and by Sterling as the sole shareholder of FNBNE and no other corporate proceedings on the part of FNBNE are necessary to consummate the Bank Merger.

(c) The execution and delivery of this Agreement by Sterling, subject to receipt of approvals from the Regulatory Authorities referred to in this Agreement and Sterling’s and Bay Net Financial’s compliance with any conditions contained therein, the consummation of the Merger and the Bank Merger, and compliance by Sterling or any Sterling Subsidiary with any of the terms or provisions hereof, do not and will not:

(i) conflict with or result in a breach of any provision of the respective articles of incorporation, articles of association or bylaws of Sterling or any Sterling Subsidiary;

(ii) violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to Sterling or any Sterling Subsidiary or any of their respective properties or assets; or

(iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Sterling or any Sterling Subsidiary under, any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which Sterling or any Sterling Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except to the extent that the failure to comply, in the aggregate, would not have a Material Adverse Effect on the Sterling Group taken as a whole.

Section 4.4 Consents. Except for consents and approvals of, or filings with, Regulatory Authorities, the SEC and state securities or “blue sky” authorities, no consents or approvals of, or filings or registrations with, any public body or authority are necessary in connection with the execution and delivery of this Agreement by Sterling or the consummation of the Merger or Bank Merger.

Section 4.5 Financial Statements.

(a) Sterling has delivered to Bay Net Financial the Sterling Financials, except those pertaining to quarterly periods commencing after December 31, 2005, which it will deliver to Bay Net Financial within 45 days after the end of the respective quarter. The delivered Sterling Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Sterling as of and for the periods ended on the dates thereof, in accordance with GAAP consistently applied, and, in the case of interim period financial statements which are subject to normal year-end adjustments and footnotes thereto.

(b) To the knowledge of Sterling, Sterling did not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the Sterling Financials at the date of such balance sheets which would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a footnote thereto, except for liabilities and obligations which were incurred in the Ordinary Course of Business consistent with past practice, and except for liabilities and obligations which are within the subject matter of a specific representation and warranty in this Agreement or which otherwise have not had a Material Adverse Effect on the Sterling Group taken as a whole.

Section 4.6 No Material Adverse Change. Neither Sterling nor any Sterling Subsidiary has suffered any adverse change in their respective assets, (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), liquidity, net worth, business, property, financial condition results of operations or any damage destruction or loss, whether or not covered by insurance, since December 31, 2005, which change has had a Material Adverse Effect on the Sterling Group taken as a whole.

Section 4.7 Taxes.

(a) Sterling and the Sterling Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a) of which Sterling is the common parent. Sterling has filed, and will file, all material federal, state and local tax returns required to be filed by, or with respect to, Sterling and the Sterling Subsidiaries on or prior to the Closing Date, except to the extent that any failure to file or any inaccuracies would not, individually or in the aggregate, have a Material Adverse Effect on the Sterling Group taken as a whole, and has paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which are shown on such returns to be due for the periods covered thereby from Sterling or any Sterling Subsidiary to any applicable taxing authority, on or prior to the Closing Date, other than taxes which (i) are not delinquent or are being contested in good faith, (ii) have not been finally determined, or (iii) the failure to pay would not, individually or in the aggregate, have a Material Adverse Effect on the Sterling Group taken as a whole.

(b) To the knowledge of Sterling, there are no material disputes pending, or claims asserted in writing, for taxes or assessments upon Sterling or any Sterling Subsidiary, nor has Sterling or any Sterling Subsidiary been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period.

Section 4.8 Contracts. Each of the material contracts, to which Sterling is a party that relates to or affects the assets or operations of Sterling is a valid and binding obligation of Sterling and is in full force and effect, except for where the failure to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect on the Sterling Group taken as a whole.

Section 4.9 Ownership of Property. Sterling and each Sterling Subsidiary has good and marketable title to Sterling properties and assets (other than property as to which Sterling is lessee), except for (i) such items shown in the Sterling consolidated financial statements or notes thereto; (ii) liens on real property for current real estate taxes not yet delinquent, or (iii) such defects in title which would not, individually or in the aggregate, have a Material Adverse Effect on the Sterling Group taken as a whole.

Section 4.10 Financing. At the Effective Time, Sterling will have available cash sufficient to pay the amounts required to be paid to Bay Net Financial shareholders pursuant to this Agreement and shares available and reserved to pay the Per Share Common Stock Consideration, upon consummation of the Merger.

Section 4.11 Legal Proceedings. Neither Sterling nor any Sterling Subsidiary is a party to any, and there are no pending or, to the knowledge of Sterling, threatened, legal, administrative, arbitration or other proceedings, claims, actions, customer complaints, or governmental investigations or inquiries of any nature:

(a) Against Sterling or any Sterling Subsidiary;

(b) To which the assets of Sterling or any Sterling Subsidiary are subject;

(c) Challenging the validity or propriety of the Merger or the Bank Merger; or

(d) Which could materially adversely affect the ability of Sterling or any other Sterling Subsidiary to perform their respective obligations under this Agreement; except for any proceedings, claims, actions, investigations, or inquiries referred to in clauses (a) or (b) which, individually or in the aggregate, would not have a Material Adverse Effect on the Sterling Group taken as a whole.

Section 4.12 Compliance with Applicable Law.

(a) Sterling and each Sterling Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Regulatory Authority relating to them.

(b) Since January 1, 2003, Sterling and each Sterling Subsidiary have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with any Regulatory Authority, and have filed all other reports and statements required to be filed by them, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith.

(c) No Regulatory Authority has initiated any proceeding or, to the knowledge of Sterling, investigation into the business or operations of Sterling or any Sterling Subsidiary.

(d) Neither Sterling nor any Sterling Subsidiary has received any notification or communication from any Regulatory Authority:

(i) Asserting that Sterling or any Sterling Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

(ii) Threatening to revoke any license, franchise, permit or governmental authorization which is material to Sterling or any Sterling Subsidiary;

(iii) Requiring or threatening to require Sterling or any Sterling Subsidiary, or indicating that Sterling or any Sterling Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Sterling or any Sterling Subsidiary, including without limitation any restriction on the payment of dividends; or

(iv) Directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Sterling or any Sterling Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence and addressed specifically to Sterling or a Sterling Subsidiary, referred to in this Agreement as a “Regulatory Agreement”);

(e) Since January 1, 2003, neither Sterling nor any Sterling Subsidiary has received, consented to, or entered into any Regulatory Agreement.

(f) There is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any Regulatory Agreement.

(g) There is no injunction, order, judgment or decree imposed upon Sterling or any Sterling Subsidiary or the assets of Sterling or any Sterling Subsidiary.

(h) Sterling and each Sterling bank Subsidiary are in material compliance with the applicable provisions of the CRA, and, as of the date hereof, each Sterling bank Subsidiary has received a CRA rating of “satisfactory” or better from the FDIC. To the knowledge of Sterling, there is no fact or circumstance or set of facts or circumstances which would cause Sterling or any Sterling bank Subsidiary to fail to comply with such provisions.

Section 4.13 ERISA

(a) Sterling has delivered or made available to Bay Net Financial true and complete. copies of the employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, annual Sterling management incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) and other employee benefit plans, policies, agreements and arrangements, which are set forth in Sterling Disclosure Schedule 4.13, together with:

(i) The most recent actuarial reports (if any) and financial reports relating to those Sterling Benefit Plans which constitute “qualified plans” under IRC Section 401 (a);

(ii) The most recent Form 5500 (if any) relating to such Sterling Benefit Plans filed with the IRS; and

(iii) The most recent IRS determination letters which pertain to any such Sterling Benefit Plans.

(b) To the knowledge of Sterling, neither Sterling nor any employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Bay Net Financial or any other entity (a “Sterling ERISA Affiliate”), and no pension plan (within the meaning of ERISA Section 3(2) maintained or contributed to by Sterling or any Sterling ERISA Affiliate, has incurred any liability to the Pension Benefit Guaranty Corporation or to the IRS with respect to any pension plan qualified under IRC Section 401 (a) which liability has resulted or will result in a Material Adverse Effect with respect to Sterling, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) (with respect to which the 30 day notice requirement has not been waived) occurred with respect to any such pension plan which could result in a Material Adverse Effect.

(c) Neither Sterling nor any Sterling ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

(d) To the knowledge of Sterling, each Sterling Benefit Plan has been maintained, operated and administered in compliance in all respects with its terms and related documents or agreements and the applicable provisions of all laws, including ERISA and the IRC.

(e) There is no existing, or, to the knowledge of Sterling, contemplated, audit of any Sterling Benefit Plan by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority. In addition, to the knowledge of Sterling, there are no pending or threatened claims by, on behalf of or with respect to any Sterling Benefit Plan, or by or on behalf of any individual participant or beneficiary of any Sterling Benefit Plan, alleging any violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits not in dispute and expected to be granted promptly in the Ordinary Course of Business), nor to the knowledge of Sterling, is there any basis for such claim.

(f) With respect to any services which Sterling or any Sterling Subsidiary may provide as a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any Sterling Benefit Plan), to the knowledge of Sterling, Sterling and each Sterling Subsidiary:

(i) Have correctly computed all contributions, payments or other amounts for which it is responsible;

(ii) Have not engaged in any prohibited transactions (as defined in ERISA Section 406 for which an exemption does not exist);

(iii) Have not breached any duty imposed by ERISA: and

(iv) Have not otherwise incurred any liability to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, or to any beneficiary, fiduciary or sponsor of any ERISA plan in the performance (or non- performance) of services.

Section 4.14 Brokers and Finders. Neither Sterling, any Sterling Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the Merger.

Section 4.15 Environmental Matters. Except as set forth on Sterling Disclosure Schedule 4.15, to the knowledge of Sterling, neither Sterling, any Sterling Subsidiary, nor any property owned or operated by Sterling or any Sterling Subsidiary, has been or is in violation of or liable under any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on the Sterling Group taken as a whole. Except as set forth on Sterling Disclosure Schedule 4.15, there are no actions, suits or proceedings, or demands, claims or notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the knowledge of Sterling, threatened, or any investigation pending, relating to the liability of Sterling or any Sterling Subsidiary with respect to any property owned or operated by Sterling or any Sterling Subsidiary under any Environmental Law, except as to any such actions or other matters which would not result in a Material Adverse Effect on the Sterling Group taken as a whole.

Section 4.16 Allowance for Loan Losses. The allowance for loan losses reflected in Sterling’s reports to Regulatory Authorities has been and will be established in accordance with and in compliance with the requirements of all regulatory criteria and the allowance for loan losses shown on the Sterling Financial Statements has been and will be established in accordance with GAAP.

Section 4.17 Information to be Supplied.

(a) The information supplied by Sterling for inclusion in the Securities Filings will not, as of the date each of the Securities Filings is declared effective pursuant to the Securities Act, and as of the date the Prospectus/Proxy Statement is mailed to shareholders of Bay Net Financial, and up to and including the date of the Bay Net Financial Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

(b) The information supplied by Sterling for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required Regulatory Approval, as such Applications may be amended by subsequent filings, be accurate and complete in all material respects.

(c) The portions of the Securities Filings applicable to Sterling shall comply in all material respects with the requirements of the applicable federal and state securities laws and the rules and regulations thereunder applicable to Sterling.

(d) Notwithstanding the foregoing, Sterling makes no representation or warranty with respect to, and shall not be responsible for, the compliance as to form and general content of, the proxy statement portions of the Prospectus/Proxy Statement, or any information supplied by Bay Net Financial and Bank that is contained or incorporated by reference in, or furnished in connection with the preparation of, the Applications, the Security Filings or the Prospectus/Proxy Statement.

Section 4.18 Reporting Requirements. Sterling Common Stock is registered under Section 12 of the Exchange Act and is subject to the periodic reporting requirements imposed by Section 13 or 15(d) of the Exchange Act.

Section 4.19 Sterling Common Stock. The Sterling Shares to be issued and delivered to Bay Net Financial shareholders in accordance with this Agreement, and the Sterling Shares issuable pursuant to the Sterling Options, when so issued and delivered, will be validly authorized and issued and fully paid and non-assessable, and no shareholder of Sterling shall have any pre-emptive right with respect thereto.

Section 4.20 Securities Documents. Sterling has delivered to Bay Net Financial copies of:

(a) Sterling’s annual reports on SEC Form 10-K for the years ended December 31, 2005 and 2004, together with the quarterly reports on SEC Form 10-Q filed thereafter;

(b) All other reports, registration statements and filings of Sterling filed with the SEC since January 1, 2006; and

(c) Sterling’s proxy materials used, or to be used, in connection with its meetings of shareholders held in 2005 and 2004.

The reports and proxy materials complied, in all material respects, and any future SEC reports, filings, and proxy materials will comply, in all material respects, with the rules and regulations of the SEC to the extent applicable thereto. Such SEC reports, filings and proxy materials did not and will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

Section 4.21 Reorganization. As of the date hereof, Sterling does not have any reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the IRC. Sterling shall not take any action which would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC.

Section 4.22 Absence of Undisclosed Liabilities. To the knowledge of Sterling, neither Sterling nor any Sterling Subsidiary has any obligation or liability that is material to the financial condition or operations of any of them, or that, when combined with all similar obligations or liabilities would be material to their financial condition or operations (i) except as disclosed in the Sterling Financials delivered to Bay Net Financial prior to the date of this Agreement, or (ii) except as contemplated under this Agreement.

Section 4.23 Compliance With Nasdaq Rules. Sterling is in compliance in all material respects and will continue to remain in compliance in all material respects after the date hereof, up to and including the Effective Time, with all current listing and corporate governance requirements of the Nasdaq National Market System, and is in compliance in all material respects, and will continue to remain in compliance in all material respects after the date hereof, up to and including the Effective Time, with all rules, regulations, and requirements of the Sarbanes-Oxley Act of 2002 and the SEC.

Section 4.24 Quality of Representations. No representation made by Sterling in this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

ARTICLE V
COVENANTS OF BAY NET FINANCIAL AND BANK

Section 5.1 No Rights Triggered. Bay Net Financial shall cause Bank to take all necessary steps to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any rights to any Person (i) under its Charter or Bylaws, or (ii) under any material agreement to which Bay Net Financial or Bank is a party.

Section 5.2 Conduct of Business. During the period from the date of this Agreement to the Closing Date, the business of Bay Net Financial and Bank shall be conducted only in the Ordinary Course of Business and substantially in accordance with past custom and practice and in material compliance with all applicable laws, rules and regulations, and each of them shall use commercially reasonable efforts to preserve its business organization intact, keep available the services of its officers and employees, and maintain its goodwill and existing relations with customers, suppliers, landlords, agents and other business associates. During the period from the date of this Agreement to the Closing Date, except as contemplated by the Transaction Documents or as otherwise consented to in writing by Sterling, neither Bay Net Financial nor Bank will:

(a) acquire any capital assets exceeding $50,000 in amount, either individually or in the aggregate, or form or acquire any new Subsidiary or cause to permit any Bay Net Company to engage in any new activity or materially expand any existing activities;

(b) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock;

(c) without the consent of Sterling, (i) issue, sell or otherwise permit to become outstanding any additional Bank Shares, (ii) enter into any agreement with respect to the foregoing, (iii) permit any additional Bank Shares to become subject to stock options, stock appreciation rights, or similar rights to acquire Bank Shares, (iv) redeem any of the outstanding Bank Shares, or (v) take any of such actions with regard to the capital stock of the Bank or any of the Subsidiaries;

(d) except in the Ordinary Course of Business and after consultation with Sterling, terminate the employment of any employees or hire any new employees;

(e) except as permitted under Section 5.2(a) of this Agreement, purchase or otherwise acquire, or sell, encumber, or otherwise dispose of, any assets or incur any liabilities other than in the Ordinary Course of Business;

(f) except in the Ordinary Course of Business and after consultation with Sterling, or as necessary to continue any transactions described in Bay Net Disclosure Schedule 3.17, engage in any transaction or enter into any agreement with any Affiliated Person or Corporate Affiliate;

(g) amend its Charter or bylaws or equivalent corporate governance documents;

(h) impose, or suffer the imposition, on any share of stock held by Bank of any Encumbrance or permit any such Encumbrance to exist;

(i) fail to comply in any material respect with any Regulations or governmental actions applicable to it and to the conduct of its business except where Bay Net Financial or Bank is in good faith contesting the validity of any of the foregoing;

(j) elect any additional officers or directors;

(k) increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any incentive compensation or bonus, except in the Ordinary Course of Business;

(l) except as disclosed in Bay Net Disclosure Schedule 3.8(a) or 3.12, enter into or materially modify (except as may be required by applicable law or changes in group insurance contracts) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust, agreement related thereto, in respect of any of its directors, officers or other employees, except that, after further consultation with Sterling, the Bank may renew its health insurance plan and other group benefit plans that will expire prior to the Closing;

(m) subject to the fiduciary duties of the Bay Net Financial board of directors, (i) solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, Bank or any Subsidiaries, or any business combination with Bank or any Subsidiaries other than as contemplated by this Agreement; (ii) or authorize or permit any Affiliated Person or Corporate Affiliate with respect to it to do any of the above (any one or more of the events or circumstances described in clause (i) or clause (ii) of this subsection (m), whether or not in accordance with the fiduciary duties of the Bay Net Financial board of directors, are sometimes referred to in this Agreement as “Adverse Party Transactions”); or (iii) fail to notify Sterling promptly if any such inquiries or proposals are received by, any such information is required from, or any such negotiations or discussions are sought to be initiated with, Bay Net Financial or Bank. Notwithstanding the foregoing, it is understood and agreed that the Bay Net Companies may continue to sell residential mortgage loans in the Ordinary Course of Business and may sell Special Loans and Special REO Properties at any time (whether or not within the Ordinary Course of Business);

(n) enter into (i) any material agreement, arrangement or commitment not made in the Ordinary Course of Business, other than agreements or memoranda of understanding with Regulatory Authorities in connection with the transactions contemplated by this Agreement, (ii) any agreement, indenture or other instrument relating to the borrowing of money by Bay Net Financial or Bank or guarantee by Bay Net Financial or Bank of any such obligation, except in the Ordinary Course of Business and except for drawing on currently existing lines of credit, (iii) any agreement, arrangement or commitment relating to the employment of, or severance of, a consultant or the employment, severance, election or retention in office of any present or former director, officer or employee, or (iv) any contract, agreement or understanding with a labor union;

(o) except (i) as Sterling may agree in writing or reasonably request or (ii) as may be required by applicable law or regulatory directive, change its lending, investment or asset-liability management policies in any material respect;

(p) change its method of accounting in effect at December 31, 2005, except as required by changes in regulation or GAAP concurred in by its independent certified public accountants, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 2004, except as required by changes in Regulation;

(q) establish or make any commitment relating to the establishment of any new branch or office facility;

(r) waive any claims or rights with a value in excess of $25,000;

(s) take any action materially inconsistent with, or omit to take any action required by, the representations, warranties and covenants contained in this Agreement;

(t) Except strictly as may be required by the OTS or by GAAP, modify their reserve practices with respect to loans, Special Loans or Special REO Properties or fail to comply with any provision of this Agreement explicitly addressing Special Loans or Special REO Properties; or

(u) create any Subsidiary;

(v) issue any shares of Bay Net Financial Common Stock except for (I) issuance of Bay Net Financial Shares to fulfill its obligations (I) to issue up to 1,442 Bay Net Shares under the Bay Net Financial Equity Value Plan, (II) to issue Bay Net Financial Shares upon bona fide exercises of Bay Net Financial Options, or (III) to issue Bay Net Financial Shares upon bona fide exercises of Bay Net Financial Warrants, redeem or purchase any Bay Net Financial Shares, preferred stock or other capital stock, grant, or grant, any options or warrants to any Person to purchase any of the foregoing, or make any stock split, stock dividend or other recapitalization with respect to the Bay Net Financial Shares; or

(w) agree to do any of the foregoing.

Notwithstanding the foregoing or any other provision of this Agreement, Bay Net Financial shall be permitted to do the following:

(I) Establish and distribute a bonus pool for Bay Net Financial and Bank employees with respect to their service for Bay Net Financial and Bank prior to the Effective Time, in an aggregate amount of not more than $90,000.00.

(II) Pay cash dividends to Bay Net Financial shareholders in an aggregate amount, per share, equal to the result obtained by pro rating an annual dividend rate of $0.25 per share on a per diem basis over the actual number of calendar days occurring between January 1, 2006 and the Effective Time.

Section 5.3 Cooperation re Approvals of Third Parties. Bay Net Financial and the Bank shall cooperate with Sterling in securing at the earliest practicable date all necessary Regulatory Approvals and Consents that may be required in order to permit the consummation of the transactions contemplated by this Agreement, including without limitation promptly and timely, at the expense of Bay Net Financial and Bank, providing Sterling any and all information and documents that may be reasonably required for any applications for Regulatory Approvals or otherwise required by any Regulatory Authorities.

Section 5.4 Transitional Matters

(a) From the date of this Agreement through the Closing Date, Bay Net Financial and the Bank shall provide Sterling all reasonable assistance requested by them in order to effect the Closing, including, but without limitation, the provision of all information and documents that are reasonably necessary for the Applications and Securities Filings. Bay Net Financial and the Bank shall cooperate fully with Sterling in preparing and filing the Applications and Securities Filings and any amendments and supplements thereto.

(b) During the period from the date of this Agreement through the Closing Date Bay Net Financial and the Bank shall furnish or make available to Sterling a copy of (i) each filing made with any Regulatory Authority or any federal or state securities regulatory agency, (ii) each state or local income tax or franchise tax return filed by or for Bay Net Financial or Bank with any state or local taxing authority and (ii) interim monthly financial statements related to Bay Net Financial and Bank in the form currently utilized.

(c) During the period between the date of this Agreement and the Closing Date: (i) Sterling shall have reasonable access to officers and employees of Bay Net Financial and Bank at their respective offices for informational meetings regarding human resource matters and the procedures, policies and operations that Sterling plans to implement from and after the Closing Date; and (ii) Bay Net Financial and the Bank shall cooperate with Sterling in arranging for meetings between Sterling and the employees of Bay Net Financial and Bank at the reasonable request of Sterling.

(d) During the period between the date of this Agreement and the Closing Date, Bay Net Financial and the Bank will notify Sterling of all regular and special meetings of the Boards of Directors and Executive Committees of Bay Net Financial and Bank, and Sterling or its representative will be permitted to attend all such meetings in person or by telephone. In the event that Sterling or its representative is unable to attend such meetings, Bay Net Financial or Bank shall advise Sterling of the matters conducted at such meeting as soon as practical. Notwithstanding the foregoing, all Board discussions concerning this Agreement or the Merger may be held in a confidential session.

(e) During the period between the date of this Agreement and the Effective Time, Bay Net Financial and the Bank shall notify Sterling of any regulatory, financial, operational or other developments, whether or not in the Ordinary Course of Business, affecting Bay Net Financial and/or Bank, and/or their respective businesses that Bay Net Financial reasonably determines may be material with respect to Bay Net Financial or Bank.

(f) Sterling, Bay Net Financial and the Bank shall cooperate with each other in the preparation and filing, as soon as practicable, of the Applications, the Securities Filings, the Prospectus/Proxy Statement, and all other documents necessary to obtain any other approvals and consents required to effect consummation of the Merger.

(g) Sterling and Bay Net Financial shall consult upon the form and substance of any press release related to this Agreement and the Merger, but nothing contained in this Agreement shall prohibit either party, following reasonable notification to the other party, from making any disclosure which its counsel deems necessary under applicable law.

(h) Sterling, on the one hand, and Bay Net Financial and Bank, on the other hand, shall cooperate with each other, and if mutually agreed in the interest of an orderly, cost effective consolidation of operations, terminate any contract or arrangement Bay Net Financial or Bank may have with an outside service bureau or other vendor of services and substitute a contract or arrangement between Sterling or any Sterling Subsidiary (as Sterling shall select) and Bay Net Financial for the provision of similar services to Bay Net Financial or Bank on terms and conditions mutually acceptable to Bay Net Financial and Sterling. Except as otherwise provided in this Agreement, nothing in this subsection shall be construed as obligating Bay Net Financial to terminate any contract or arrangement or substitute a contract or arrangement with Sterling or a Sterling Subsidiary.

(i) Sterling and Bay Net Financial shall, subject to applicable legal requirements, cooperate with each other, and if mutually agreed in the interest of an orderly, cost-effective consolidation of operations, terminate any in-house back office, support, processing or other operational activities or services of Bay Net Financial or Bank, including without limitation accounting, loan processing and deposit services, and substitute a contract or arrangement between Sterling or any Sterling Subsidiary (as Sterling shall select) and Bay Net Financial for the provision of similar services to Bay Net Financial or Bank on terms and conditions mutually acceptable to Bay Net Financial and Sterling. Except as otherwise provided in this Agreement, nothing in this subsection shall be construed as obligating Bay Net Financial to terminate any activity or service or substitute a contract or arrangement with Sterling or a Sterling Subsidiary.

(j) Sterling and Bay Net Financial shall each use reasonable best efforts and cooperate with each other to cause the Effective Time to occur on or before the Outside Effective Time.

Section 5.5 Tax Matters

(a) From the date of this Agreement and until the Closing Date, Bay Net Financial shall cause Bank to prepare, or cause to be prepared, in a manner consistent with prior Tax Returns (except to the extent counsel for the Bay Net Companies determines there is no reasonable basis in law therefor), and shall file, or cause to be filed, any Tax Returns of the Bay Net Companies (including amendments thereto and filings for extensions of time) required to be filed (taking into account any permitted exceptions) under federal, state, county, local or any foreign laws by or on behalf of each Bay Net Company.

(b) Prior to the Closing Date, Bay Net Financial and Bank shall make or cause to be made available for Sterling’s inspection, as reasonably requested, copies of the federal, state, county, local and foreign Tax Returns, reports and estimates for periods prior to the Closing Date for the Bay Net Companies.

Section 5.6 Bay Net Financial Shareholders Meeting; Bank Shareholder. Subject to the fiduciary obligations of the Bay Net Financial board of directors:

(a) Bay Net Financial shall use its best efforts to call, hold and complete a meeting of its shareholders for the purpose of approving the Merger and the transactions contemplated by this Agreement and otherwise related to the Merger and Bank Merger, with the recommendation that its shareholders approve this Agreement and the transactions contemplated hereby, within five (5) months from the date of this Agreement (the “Bay Net Financial Shareholders Meeting”).

(b) As sole shareholder of the Bank, Bay Net Financial agrees to vote to approve and adopt this Agreement, the Bank Plan of Merger and the other Transaction Documents and approve the transactions contemplated by this Agreement and otherwise related to the Mergers.

Section 5.7 Employment Agreements. In connection with the completion of the Bank Merger, the Resulting Bank shall enter into an Amendment to Employment Agreement with Michael P. Gavin and and an Amendment to Change-in-Control Agreement with Ronald E. Ballard substantially in the respective forms set forth as Exhibit 5.7A and Exhibit 5.7B to this Agreement. Such agreements shall be conditioned upon closing the transactions contemplated in this Agreement and shall become effective upon the Effective Time.

Section 5.8 Phase I Audit. Bay Net Financial shall permit Sterling, if Sterling elects to do so, at Sterling’s own cost and expense, to cause a “phase I environmental audit” (together with any additional tests, studies or investigations recommended in such audit) to be performed at any physical location owned or occupied by Bay Net Financial or Bank. Sterling must complete such audit prior to the date that is two (2) months following the date of this Agreement or its right to do so shall be waived.

Section 5.9 Employee Agreements and Benefits. Sterling shall honor or cause the Resulting Bank to continue to honor, in accordance with their terms, all benefit obligations accrued prior to the Effective Time to, and contractual rights of, current and former employees of Bank existing as of the Effective Time, as well as all employment, severance, deferred compensation or “change-in-control” agreements of Bank, but only to the extent that such obligations are disclosed in Bay Net Financial Disclosure Schedule 3.8(a) or 3.12.

Section 5.10 Equity Value Plan. Prior to the Effective Time, Bay Net Financial and Bank shall terminate the Bay Net Financial, Inc. Equity Value Plan and shall make cash payments totaling $541,739 to the participants thereunder as a result of such termination, with the amounts of individual payments and the names of the recipients of such payments being as set forth in Bay Net Disclosure Schedule 3.8(a).

Section 5.11 Deferred Compensation Plan. Prior to the Effective Time, the Bank shall terminate the Bay Net A Community Bank Deferred Compensation Plan (the “Deferred Compensation Plan”). In connection with such termination, to the extent consistent with applicable provisions of the Internal Revenue Code of 1986, as amended, and the rules and regulations of the Internal Revenue Service thereunder, the Bank shall distribute to the participants in the Deferred Compensation Plan all cash amounts and shares of Bay Net Financial Common Stock accrued and owing to them under such plan as of the date of termination.

ARTICLE VI

COVENANTS OF STERLING

Section 6.1 Approvals of Third Parties. Sterling shall use commercially reasonable efforts to prepare, file and publish all applications, notices and registrations required by applicable law as soon as practicable and shall in any event prepare, publish and file such applications, notices and registrations not later than ninety (90) days after the date of this Agreement, and shall use commercially reasonable efforts to secure at the earliest practicable date all Regulatory Approvals and shall otherwise use commercially reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement. Sterling will afford Bay Net Financial, Bank and their counsel a reasonable opportunity to review all such applications, notices and registrations before filing with Regulatory Authorities and will not file any such applications, notices or registrations if, promptly after their receipt, Bay Net Financial, Bank or their counsel reasonably object thereto.

Section 6.2 Benefits for Employees of Bank. Subject to the other provisions of this Agreement or any other agreement or understanding of the parties, Sterling shall have no obligation to provide to any directors, officers or employees of Bay Net Financial or Bank any benefits of any sort other than Sterling’s normal and customary benefits for Sterling’s employees.

Section 6.3 Director Appointments. Upon the completion of the Bank Merger, Sterling will cause the Resulting Bank to add five (5) of the present Bay Net Financial directors to the board of directors of the Resulting Bank, including Michael P. Gavin, Richard Funke and three (3) additional directors to be selected with the approval of Sterling.

Section 6.4 Nasdaq. Sterling shall file such forms as may be required to notify Nasdaq of Sterling’s intent to list on the Nasdaq National Market System the additional Sterling Shares to be issued as part of the Merger Consideration.

Section 6.5 Employees.

(a) All persons who are employees of Bank immediately prior to the Effective Time and whose employment is not specifically terminated at or prior to the Effective Time (a “Continuing Employee”) shall, at the Effective Time, become employees of the Resulting Bank; provided, however, that in no event shall any of Bank’s employees be officers of Resulting Bank, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position in accordance with the bylaws of Resulting Bank. All of the Continuing Employees shall be employed at the will of Resulting Bank and no contractual right to employment shall inure to such employees because of this Agreement (although contractual rights may arise from written agreements or terms signed by Sterling or provided by Sterling to such Continuing Employees).

(b) Each Continuing Employee shall be treated as a new employee of Resulting Bank for purposes of Resulting Bank’s 401(k) plan; provided, however, that with respect to such plan Continuing Employees will receive credit for service with Bank for purposes of vesting and determination of eligibility to participate, but not for accrual of benefits. As of the Effective Time, Resulting Bank shall make available employer-provided health and other employee welfare benefit plans to each Continuing Employee on the same basis as it provides such coverage to Resulting Bank employees except that any pre-existing condition, eligibility waiting period or other limitations or exclusions otherwise applicable under such plans to new employees shall not apply to a Continuing Employee or their covered dependents who were covered under a similar Bank plan at the Effective Time of the Merger.

(c) The Resulting Bank shall honor the number of vacation and sick days of Continuing Employees that shall have accrued and remain unused as of the Effective Time, according to Sterling’s then applicable standard employee policies.

(d) As to any employee of Bay Net Financial or Bank at the Effective Time who becomes an employee of Sterling or a Sterling Subsidiary (other than Michael P. Gavin or Ronald E. Ballard) (A) if his or her employment with Sterling and all Sterling Subsidiaries is terminated within twelve (12) months after the Effective Time, for any reason other than his or her voluntary resignation, or termination for Cause, or due to death or disability, or (B) shall terminate his or her employment within twelve (12) months after the Effective Time (1) after being required to relocate his or her principal work location outside of Maryland or (2) after having his or her base compensation (excluding benefits) reduced by more than 5% within twelve (12) months after the Effective Time, then, such employee shall receive severance pay equal to two week’s pay (at his or her current salary) for each year of consecutive service (measured at the time of termination of employment) to Bay Net Financial and/or the Bank and/or a Sterling Subsidiary. At the Effective Time, Sterling shall provide each such employee with a written confirmation of these terms and, while the provisions of this Section shall not be enforceable by any such employee (nor is anyone other than Bay Net Financial and the Bank a third party beneficiary of this provision), the provisions of the written confirmation to be provided to each employee shall be legally binding on Sterling and shall be individually enforceable by each such employee for his or her own benefit.

Section 6.6 Registration Statement and Proxy Statement/Prospectus. As promptly as reasonably practicable after the execution of the Agreement and after the furnishing by Bay Net Financial and the Bank of all information relating to them required to be contained therein, Sterling shall file with the SEC the Registration Statement on Form S-4 (or on such other form as shall be appropriate), which shall contain the Proxy Statement/Prospectus. Sterling and Bay Net Financial shall each use their reasonable best efforts to cause the Proxy Statement/Prospectus to comply in all material respects with the requirements of applicable federal and state securities laws and the rules and regulations thereunder. Sterling shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. Bay Net Financial shall cause the definitive Proxy Statement/Prospectus to be mailed to Bay Net Financial’s shareholders as soon as practicable following the date on which the Registration Statement is declared effective by the SEC.

Section 6.7 Status of Sterling Bank Subsidiaries. Upon reasonable request of Bay Net Financial, Sterling shall provide Bay Net Financial, for inspection only, with reasonable information with respect to the regulatory compliance and standing of each Sterling bank Subsidiary, subject to any restrictions of applicable law. Notwithstanding the foregoing, but subject to the provisions of Section 8.5(b) of this Agreement, to the extent Bay Net Financial desires certificates or letters of good standing from any bank regulatory agency, Bay Net Financial shall be obligated to obtain those at its own expense.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF STERLING

The obligations of Sterling under this Agreement (including without limitation, its obligation to consummate the Closing) are subject to satisfaction of the following conditions at or prior to the Closing Date, which conditions may be waived in the discretion of Sterling:

Section 7.1 Representations, Warranties and Covenants. The representations and warranties of Bay Net Financial and the Bank contained in this Agreement shall be true and correct in all material respects on the date of this Agreement and on the Closing Date with the same effect as though made at such time (unless such representations and warranties speak as of a different date), except to the extent (i) waived by Sterling hereunder or (ii) such representation or warranty is no longer true due to action or inaction of Bay Net Financial or Bank that was consented to in writing by Sterling. Bay Net Financial and Bank shall have performed in all material respects all obligations and agreements, and shall have materially complied with all terms, covenants and conditions contained in this Agreement to be performed or complied with by them prior to or at the Closing Date.

Section 7.2 Officer’s Certification. Sterling shall have received an Officer’s Certification from the President or Executive Vice President of Bay Net Financial and Bank dated the Closing Date to the effect that (a) all of the representations and warranties made by Bay Net Financial and the Bank under this Agreement and the information contained in the Exhibits and Schedules and other documents delivered by Bay Net Financial and the Bank pursuant to this Agreement are true and correct in all material respects on the date of this Agreement and on the Closing Date with the same effect as though made at such time (unless such representations and warranties speak as of a different date), except to the extent (i) waived in writing by Sterling hereunder or (ii) such representation or warranty is no longer true due to action or inaction of Bay Net Financial or Bank that was consented to in writing by Sterling; and (b) Bay Net Financial and Bank have performed in all material respects all obligations and agreements, and have materially complied with all terms, covenants and conditions, contained in this Agreement to be performed or complied with by them prior to or at the Closing Date.

Section 7.3 Litigation; Other Prohibitions. No (i) pending or threatened claim, action, litigation or proceeding by any governmental agency, (ii) pending action, litigation or proceeding by any private party or parties, (iii) order, decree or injunction of a court or agency of competent jurisdiction, or (iv) enacted statute or rule, regulation or order of any government agency, shall exist the effect of which is to (or upon resolution in favor of the adverse party or parties would) prohibit, prevent or make illegal the Closing, the Merger, the Bank Merger or any other matter that is expressed in this Agreement as a condition to Sterling’s or FNBNE’s obligation to complete Closing.

Section 7.4 Opinions of Counsel

(a) Sterling shall have received an opinion of counsel from legal counsel to Bay Net Financial and Bank in accordance with Exhibit 7.4 to this Agreement.

(b) Sterling shall have received a subsistence certificate from (i) the Department of State of the state in which Bay Net Financial has been formed, with respect to Bay Net Financial, and (ii) from the OTS with respect to the Bank, all of which shall be dated within ten (10) days prior the Closing Date.

(c) Sterling shall have received an opinion from its counsel, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC; in rendering their opinion, such counsel may require and rely upon representations and reasonable assumptions, including those contained in certificates of officers of Pennsylvania, Sterling and others.

Section 7.5 Regulatory Approvals and Consents. All Regulatory Approvals and Consents required under this Agreement or described in any Disclosure Schedule shall have been obtained by the applicable Bay Net Company, and no condition shall be attached to any of such Consents which, in the good faith judgment of Sterling, would materially and adversely affect the economic or business benefits to Sterling of the Merger and Bank Merger. Without limiting the foregoing, Bay Net Financial and Bank shall have received all consents and authorizations of landlords and other persons that are necessary to permit the Merger to be consummated without the violation of any lease or other material agreement to which Bay Net Financial or Bank is a party or by which any of its properties are bound, except where failure to obtain such consent or authorization would be reasonably expected not to have a Material Adverse Effect on the Bay Net Companies as a whole. All statutory and regulatory waiting periods relating to the Merger shall have expired. No Regulatory Approval or Consent shall have imposed any condition or requirement which would, in Sterling’s good faith judgment, materially and adversely impact the economic or business benefits of the Merger to Sterling.

Section 7.6 Shareholder Approval. Bay Net Financial and Bay Net Financial’s shareholders, and Bank shall have taken all necessary action on behalf of Bay Net Financial and the Bank to approve all of the transactions to be completed hereunder in connection with or to consummate Closing.

Section 7.7 No Material Adverse Change. No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), operations, liquidity, income, or financial condition of Bay Net Financial or Bank shall have occurred since the date of this Agreement, which has had, or would reasonably be likely to have, a Material Adverse Effect on the Bay Net Companies taken as a whole.

Section 7.8 Satisfaction with Phase 1 Results. The results of any Phase 1 environmental audit conducted by Sterling shall not reveal any condition or conditions that, in the aggregate, would materially and adversely reduce the economic or business benefits to Sterling of the Merger or present an identifiable risk of a material liability to Sterling or any of its Subsidiaries.

Section 7.9 Other Cooperation. Sterling shall have received such other certificates, documents or instruments from Bay Net Financial or its officers or others as Sterling shall have reasonably requested in connection with accounting or income tax treatment of the Merger, or related securities law compliance.

Section 7.10 Employment Agreements. All employment agreements listed on Schedule 3.8(a) or elsewhere in the Disclosure Schedule and all severance arrangements shall have been terminated with no future liability to the Bay Net Companies or to Sterling following the Closing. Michael P. Gavin and Ronald E. Ballard shall have executed and delivered the Amendment to Employment Agreement and Amendment to Change-In-Control Agreement with Sterling and the Resulting Bank substantially in the respective forms set forth as Exhibit 5.7A and Exhibit 5.7B, effective at the Effective Time.

Section 7.11 Severance Agreement. Anthony R. Cole shall have entered into a Release from and Waiver of Rights Under Change-In-Control Agreement and a Transition Bonus Agreement, substantially in the respective forms attached to this Agreement as Exhibit 7.11A and 7.11B.

Section 7.12 Execution of Affiliate Agreements. Sterling shall have received from each director and executive officer of Bay Net Financial an executed counterpart of an affiliate’s agreement in the form attached to this Agreement as Exhibit 7.12.

Section 7.13 Securities Filings. The Securities Filings shall be effective under applicable federal and state securities laws, and no proceedings shall be pending or threatened by any federal or state securities regulatory authority to suspend the effectiveness of any Securities Filings or to prohibit the issuance of the Sterling Common Stock to Bay Net Financial; and all approvals deemed necessary by Sterling’s counsel from state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

Section 7.14 Authorization. All action required to be taken by, or on the part of, Bay Net Financial and Bank to authorize the execution, delivery and performance of this Agreement, and the consummation of the Merger, shall have been duly and validly taken by Bay Net Financial and Bank, respectively, and Sterling shall have received certified copies of the resolutions evidencing such authorizations.

Section 7.15 Documents. At the Closing, Bank and/or Bay Net Financial, as applicable, shall deliver, in addition to any other documents required to be delivered by them under this Agreement, such other documents reasonably requested by Sterling to consummate or effectuate the transactions provided for in this Agreement or contemplated hereby.

ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF BAY NET FINANCIAL AND BANK

The obligations of Bay Net Financial and Bank under this Agreement (including without limitation, its obligation to consummate the Closing) are subject to satisfaction of the following conditions at or prior to the Closing Date:

Section 8.1 Representations, Warranties and Covenants of Sterling. The representations and warranties of Sterling contained in this Agreement shall be true and correct on the date of this Agreement and on the Closing Date with the same effect as though made at such time (unless such representations and warranties speak as of a different date), except to the extent (i) waived hereunder by Bay Net Financial, or (ii) such representation or warranty is no longer true due to action or inaction of Sterling that was consented to in writing by Bay Net Financial. Sterling shall have performed in all material respects all obligations and agreements, and shall have materially complied with all terms, covenants and conditions, contained in, this Agreement to be performed or complied with by it prior to or at the Closing Date.

Section 8.2 Officer’s Certification. Bay Net Financial and the Bank shall have received an Officer’s Certification from the President or Executive Vice President of Sterling dated the Closing Date to the effect that (a) all of the representations and warranties made by Sterling under this Agreement and the information contained in the Exhibits and Schedules and other documents delivered by Sterling pursuant to this Agreement are true and correct in all material respects on the date of this Agreement and on the Closing Date with the same effect as though made at such time (unless such representations and warranties speak as of a different date), except to the extent (i) waived in writing by Bay Net Financial hereunder or (ii) such representation or warranty is no longer true due to action or inaction of Sterling that was consented to in writing by Bay Net Financial; and (b) Sterling has performed in all material respects all obligations and agreements, and has materially complied with all terms, covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or at the Closing Date.

Section 8.3 Litigation; Other Prohibitions. No (i) pending or threatened claim, action, litigation or proceeding by any governmental agency, (ii) pending action, litigation or proceeding by any private party or parties, (iii) order, decree or injunction of a court or agency of competent jurisdiction, or (iv) enacted statute or rule, regulation or order of any government agency, shall exist the effect of which is to (or upon resolution in favor of the adverse party or parties would) prohibit, prevent or make illegal the Closing, the Merger, the Bank Merger or any other matter that is expressed in this Agreement as a condition to Bay Net Financial’s or Bank’s obligation to complete Closing.

Section 8.4 Regulatory Approvals. All Regulatory Approvals shall have been obtained, shall not contain any conditions that are not acceptable to Sterling in its reasonable judgment and shall be in full force and effect, and all statutory or regulatory waiting periods in connection with such Regulatory Approvals, if any, shall have expired.

Section 8.5 Opinions of Counsel

(a) Bay Net Financial shall have received an opinion of counsel from Sterling’s general counsel in accordance with Exhibit 8.5 to this Agreement.

(b) Bay Net Financial shall have received from Sterling a subsistence certificate from the Department of State of the Commonwealth of Pennsylvania as to Sterling and a good standing letter or certificate from the OCC with respect to FNBNE, dated within forty-five (45) days prior the Closing Date.

Section 8.6 Shareholder Approval. The shareholders of Bay Net Financial shall have approved the Merger as required by Maryland law.

Section 8.7 No Material Adverse Change. No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), operations, liquidity, income, or financial condition of Sterling shall have occurred since the date of this Agreement, which has had, or would reasonably be likely to have, a Material Adverse Effect on the Sterling Group taken as a whole.

Section 8.8 Employment Agreements. The Resulting Bank shall have executed and delivered the employment agreements substantially in the form appended hereto as Exhibits 5.7A and 5.7B.

Section 8.9 Securities Filings. The Securities Filings shall be effective under applicable federal and state securities laws, and no proceedings shall be pending or threatened by any federal or state securities regulatory authority to suspend the effectiveness of any Securities Filings or to prohibit the issuance of the Sterling Common Stock to Bay Net Financial; and all approvals deemed necessary by Sterling’s counsel from state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

Section 8.10 Authorization. All action required to be taken by, or on the part of, Sterling to authorize the execution, delivery and performance of this Agreement, and the consummation of the Merger, shall have been duly and validly taken by Sterling, and Bay Net Financial shall have received certified copies of the resolutions evidencing such authorization.

Section 8.11 Fairness Opinion Update. Bay Net Financial shall have received from Janney Montgomery Scott LLC, a bringdown of the opinion of Janney Montgomery Scott LLC dated March 30, 2006, to the effect that as of a date within five (5) business days prior to the mailing of the Proxy Statement/Prospectus to Bay Net Financial’s shareholders in connection with the Merger, the Merger Consideration is fair, from a financial point of view, to the holders of Bay Net Financial Common Stock.

Section 8.12 Exchange Agent Certificate. The Exchange Agent shall have delivered to Bay Net Financial a certificate, dated as of the Closing Date, to the effect that (i) the Exchange Agent has received from Sterling appropriate instructions and authorization for the Exchange Agent to deliver a sufficient number of Sterling Shares to provide the Per Share Common Stock Consideration in exchange for all of the Bay Net Financial Shares as required by this Agreement, and (ii) the Exchange Agent has received the aggregate Cash Consideration from Sterling and appropriate instructions and authorization to deliver the Cash Consideration as required by this Agreement.

Section 8.13 Nasdaq Listing. The Sterling Common Stock to be issued in the Merger shall be authorized for quotation on Nasdaq.

ARTICLE IX
INDEMNIFICATION

Section 9.1 Indemnification by Sterling; Insurance.

(a) For six (6) years after the Effective Time (except as described below), Sterling shall indemnify, defend and hold harmless the present directors and officers of Bay Net Financial and Bank (each, a “Bay Net Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Liabilities”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time to the extent permitted by Sterling’s articles of incorporation, and bylaws, and applicable law, (i) including actions or omissions occurring in connection with the transactions contemplated by this Agreement, whether asserted or claimed prior to, at or after the Effective Time, and (ii) excepting liability for fraud, deception or intentional misrepresentation; provided, however, that Sterling shall not have an obligation hereunder to any Bay Net Indemnified Party when and if a court of competent jurisdiction or Regulatory Authority shall ultimately determine, and such determination shall become final and non-appealable, that the indemnification of such Bay Net Indemnified Party in the manner contemplated hereby is prohibited by applicable law or the Regulatory Authority. This Section 9.1(a) shall be construed as an agreement as to which the directors and officers of the Bay Net Financial and the Bank referred to in this Agreement are intended to be third party beneficiaries and shall be enforceable by such persons and their heirs and representatives.

(b) For a period of six (6) years following the Effective Time, Sterling shall pay the premiums for a Director and Officer Liability Insurance Tail Policy for the present and former directors and officers of Bay Net Financial and Bank, to the extent insurable by an insurance carrier within the financial limitations of this Section, with conditions and terms substantially comparable to the Director and Officer Liability Policy of Sterling as of the date of this Agreement, to the extent such coverage can be obtained at a cost not in excess of 125% of the rate that such a Director and Officer Liability Insurance Tail Policy for a similar term of six (6) years would cost if purchased on the date of this Agreement (the “Present Rate”). In the event Sterling is unable to obtain a Director and Officer Liability Insurance Tail Policy at a cost not in excess of 125% of the Present Rate, Sterling shall obtain a Director and Officer Liability Insurance Tail Policy with the maximum coverage reasonably available for a cost that is equal to 125% of the Present Rate.

Section 9.2 Limitations on Indemnification. Sterling shall not be required to indemnify or hold any Person harmless from any of the following:

(a) Damages or losses that arise from or in connection with any Claim for consequential damages consisting of lost investment opportunity or business opportunity, damages of reputation, punitive damages, exemplary damages, treble damages and nominal damages unless such damages or losses are incurred by the Indemnified Party to someone (a “third party”) other than the Indemnified Party, Bay Net Financial, Bank or an Affiliate of Bay Net Financial or Bank, as a sole and direct result of a third party claim against an Indemnified Party.

(b) In the event that the transactions contemplated by this Agreement are not consummated, any Party’s entitlement to indemnification shall be limited to the out-of-pocket costs incurred by such Party after the date of this Agreement in defending any Claim that would otherwise be the subject of indemnification.

Section 9.3 Conditions to Indemnification. The obligations and liabilities of Sterling under Section 9.1 will be subject to the following terms and conditions:

(a) Each party seeking indemnification (the “Indemnified Party”) shall give prompt written notice (“Indemnification Claim Notice”) to Sterling of each claim for indemnification under this Agreement, specifying the amount and nature of any such claim. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, such notice shall specify, if known, the amount or an estimate of the amount of liability arising therefrom.

(b) In connection with any claim which may give rise to indemnity hereunder resulting from or arising out of any Claim or legal proceeding, Sterling, at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if Sterling acknowledges to the Indemnified Party in writing the obligation of Sterling to indemnify the Indemnified Party with respect to all elements of such claim. If Sterling assumes the defense of any such claim or legal proceeding, Sterling shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claims or legal proceeding and at the sole cost and expense of Sterling shall take all steps necessary in the defense or settlement thereof. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If Sterling does not assume the defense of any such claim or litigation resulting therefrom within thirty (30) days after the date of the Indemnification Claim Notice, then prior to the assumption of the defense:

(i) the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling or compromising such claim or litigation, after giving notice of the same to Sterling and after giving Sterling further opportunity to assume the defense, on such terms as the Indemnified Party may reasonably deem appropriate and all costs of litigation incurred by the Indemnified Party shall be included in the calculation of the Losses of the Indemnified Party which are the subject of such claim or litigation, and the Indemnified Party shall be periodically reimbursed by Sterling for such costs upon reasonable request; and

(ii) Sterling shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If Sterling thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, Sterling shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

(c) Any indemnification payments due under this Article IX shall be paid promptly.

Section 9.4 Record Retention. From the date hereof until the expiration of the applicable statute of limitations period, each Party to this Agreement agrees to retain all documents with respect to all matters pertaining to which indemnity may be sought under this Agreement. Before disposing of or otherwise destroying any such documents, the possessor thereof shall give reasonable notice to such effect and deliver to the other Party, at such Party’s expense and upon its request, a copy of any such documents. As a condition to Sterling’s obligations to indemnify and hold harmless an Indemnified Party under Section 9.1(a), the Indemnified Party use reasonable efforts to cooperate with and assist Sterling in connection with any Claim for which indemnity is sought hereunder and with respect to Sterling’s defense of any Claim of which Sterling has elected to participate in the defense.

ARTICLE X

TERMINATION

Section 10.1 Termination of Agreement. This Agreement may be terminated on or at any time prior to the Closing Date:

(a) By the mutual written consent of the parties hereto;

(b) By Sterling or Bay Net Financial:

(i) If there shall have been any material breach of any representation, warranty, covenant or obligation of the other party hereto and such breach cannot be, or shall not have been, remedied within 30 days after receipt by such party of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within 60 days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such 60-day period;

(ii) If a condition to the obligation to effect the transactions contemplated hereby of the party seeking termination shall have become incapable of fulfillment;

(iii) If the Closing Date and the Effective Time shall not have occurred prior to the Outside Effective Time (except that if the Closing Date or Effective Time shall not have occurred prior to the Outside Effective Time because of a breach of this Agreement by a party hereto, such breaching party shall not be entitled to terminate this Agreement in accordance with this provision);

(iv) If any Regulatory Authority whose approval or consent is required for consummation of the Merger or Bank Merger shall issue a definitive written denial of such approval or consent and the time period for appeals and requests for reconsideration has run; or

(v) If Bay Net Financial shareholders vote but fail to approve the Merger at Bay Net Financial Shareholders Meeting.

(c) By Sterling if Bay Net Financial or Bank enters into any term sheet, letter of intent, agreement or similar type agreement with a view to being acquired by, or effecting a business combination with, any other person; or any agreement to merge, consolidate, to combine or to sell a material portion of its assets or to be acquired in any other manner by any other person or to acquire a material amount of assets or a material equity position in any other person, whether financial or otherwise.

(d) By Sterling if (i) Bay Net Financial withdraws, changes, or modifies its recommendation to its shareholders in any manner adverse to Sterling regarding this Agreement or the Merger; or (ii) Bay Net Financial fails to call, hold and complete a Bay Net Financial Shareholders Meeting as described and within the time provided in Section 5.6(a) of this Agreement; or (iii) any Adverse Party Transactions occur; whether or not any of the foregoing occur consistently with the fiduciary duties of Bay Net Financial’s board of directors.

(e) By Bay Net Financial, in the event the Indicated Sterling Share Price is less than $16.50, by sending written notice to Sterling, at or prior to 11:59 p.m. on the third Business Day following Bay Net Financial’s receipt of the Sterling Share Price Determination, that this Agreement is to terminate and referring to this subsection of this Section, and upon Sterling’s receipt of such notice this Agreement shall be terminated.

Notwithstanding anything to the contrary contained in this Agreement, no Party hereto shall have the right to terminate this Agreement on account of its own breach.

Section 10.2 Waiver of Right to Terminate. Any Party may, at its election, waive its right to terminate this Agreement under the foregoing provisions of this Article X.

Section 10.3 Remedies; Cumulative Nature. In addition to any remedies provided in this Agreement, the terminating party shall be entitled to seek any remedy to which such party may be entitled at law or in equity for the violation or breach of any agreement, covenant, representation or warranty contained in this Agreement. All such rights and remedies shall be cumulative.

Section 10.4 Liquidated Damages in Certain Cases. Without limiting Sterling’s other rights or remedies, if (i) Bay Net Financial fails to complete the Merger without rightfully terminating this Agreement in accordance with its terms, or (ii) Bay Net Financial wrongfully terminates this Agreement, or (iii) if this Agreement is terminated by Sterling in accordance with Section 10.1(b)(i), (c) or (d), then in any such event Bay Net Financial shall immediately pay Sterling a fee of $500,000.00. Bay Net Financial and Bank agrees that, in the event Sterling has a right to seek payment of a fee under this Section 10.4, such fee is intended as liquidated damages, and that the actual damages (including lost profits) that Sterling may suffer are not reasonably capable of determination, and that the amount of the fee set forth in this Section is reasonable in light of such considerations.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Supplementary Information. From time to time prior to the Effective Time, each Party shall furnish to the other Parties, to the extent permitted by law, such information supplementary to the information contained in the documents and schedules delivered pursuant and such information related to the transactions contemplated hereby as the requesting Party may reasonably request.

Section 11.2 Access to Information

(a) Prior to the Closing Date, Bay Net Financial and the Bank shall permit Sterling and Sterling’s representatives (including, without limitation, its attorneys, accountants and structural and environmental experts) to have access during regular business hours, upon prior reasonable notice, to all of the properties and books and records of the Bay Net Companies as Sterling may from time to time reasonably request. Bay Net Financial will cause Bay Net Financial and Bank to permit Sterling and Sterling’s representatives to make copies of such books, records and other documents at Sterling’s expense and upon the consent of Bay Net Financial, which shall not be unreasonably withheld or delayed, to discuss the business affairs, condition (financial and otherwise), and assets of the Bay Net Companies with such officers, employees and agents of Bay Net Financial and Bank as Sterling or Sterling’s representatives deem reasonably necessary or appropriate. Any such investigations and any information obtained by Sterling shall not affect any representations and warranties made by Bay Net Financial hereunder. Notwithstanding the foregoing, Sterling shall not be granted access to or copies of portions of the minutes of the Bay Net Financial or Bank Boards of Directors discussion of this Agreement or the transactions contemplated hereby.

(b) Sterling and Bay Net Financial and the Bank shall provide each other promptly with information as to any significant developments in the performance of this Agreement or in any document or agreement delivered in connection with this Agreement and shall promptly notify the other if either discovers that any of its representations and warranties contained in this Agreement or in any document delivered in connection with this Agreement was or were not true and correct in all material respects or becomes or became untrue or incorrect in any material respect or any covenant has been breached or is expected to be breached with the passage of time.

Section 11.3 No Broker’s Fees. Each Party represents and warrants to the other that, except as set forth in this Agreement, it has made no agreement to pay any finder or brokerage fee or commission arising out or in connection with the subject matter of this Agreement. The Parties hereto covenant with each other and agree to indemnify and hold each other harmless from and against any such obligation or liability and any expense incurred by the other in investigating or defending (including reasonable attorneys’ fees) any Claim based upon the other party’s breach or alleged breach under this Section.

Section 11.4 Governmental Authorities; Laws and Severability. The terms and provisions to this Agreement are expressly made subject to applicable federal and state statutes, laws, and rules and regulations promulgated thereunder, as amended from time to time. In the event any provision of this Agreement is deemed by a court of competent jurisdiction to be in violation of any of the above, such provision shall be of no force or effect, and this Agreement shall be interpreted as though such superseded provision were not contained in this Agreement.

Section 11.5 Payment of Costs. Except as is otherwise specifically provided in this Agreement, whether or not the Closing takes place or whether this Agreement is terminated, each Party shall pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including, but not by way of limitation, all regulatory fees, attorneys’ fees, investment banking fees, accounting fees and other expenses.

Section 11.6 Notices. All notices, demands, and other such communications hereunder shall be in writing and shall be deemed to have been duly given upon delivery if delivered in person, or the next day if sent via overnight delivery by Federal Express or similar overnight courier service, fees prepaid, or the day of transmission if delivered by facsimile transmission (followed by telephone communication and hard copy) or otherwise actually delivered, addressed as follows:

If to Bay Net Financial or the Bank to:

Bay Net Financial, Inc.
126 N. Main Street
Bel Air, MD 21014
Attention: Michael P. Gavin, President & CEO
Telecopier: (410) 879-4381

With a copy to:	Muldoon Murphy Aguggia LLP
5101 Wisconsin Avenue, N.W.
Washington, D.C. 20016
Attention: Gary R. Bronstein, Esquire
Telecopier: (202) 966-9409
If to Sterling, to:	Sterling Financial Corporation
101 North Pointe Blvd
Lancaster, PA 17601
Attention: Thomas Dautrich, Chief Banking Officer
Telecopier: (717) 581-6033
With a copy to:	Sterling Financial Corporation

1097 Commercial Avenue
East Petersburg, PA 17520
Attention: Jean Svoboda, General Counsel
Telecopier: (717) 735-4858

The persons or addresses to which deliveries shall be made may change from time to time by notice given pursuant to the provisions of this Section 11.6.

Section 11.7 Successors and Assigns. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective transferees, successors, and assigns, provided, however this Agreement and all rights, privileges, duties, and obligations of the parties hereto may not be assigned or delegated by any Party hereto without the prior written consent of the other Party, which may be withheld in the sole discretion of any Party to this Agreement and provided further that in case of any such assignment or delegation, the Party assigning or delegating also shall remain responsible as a Party hereto.

Section 11.8 Third-Party Beneficiaries. Except as specifically set forth in this Agreement, each Party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties hereto.

Section 11.9 Confidentiality

(a) Sterling shall cause all materials and other information (other than information which is a matter of public knowledge by no violation of this Section 11.9 or is provided in other sources readily available to the public) pertaining to Bay Net Financial and the Bank obtained by Sterling, its counselor and other authorized representatives in connection with the negotiation and performance of this Agreement to be held in confidence, not to be disclosed or disseminated to any Person not an employee or authorized representative of Sterling without the prior written consent of Bay Net Financial (except as may be required by law or as may be necessary to obtain the Regulatory Approvals), and shall cause all copies of all such materials and other information to be returned to Bay Net Financial or destroyed promptly upon any termination of this Agreement without the Closing having been held. Sterling shall cause its representatives and agents to comply with the provisions of this Section 11.9. Notwithstanding anything contained in this Agreement to the contrary, the obligation of Sterling to maintain confidentiality with respect to any matter related to the business of Bay Net Financial and Bank shall terminate effective as of the Closing Date.

(b) Bay Net Financial and Bank shall cause all materials and other information (other than information which is a matter of public knowledge by no violation of this Section 11.9 or is provided in other sources readily available to the public) pertaining to Sterling obtained by Bay Net Financial, Bank, their counsel or other authorized representatives to he held in confidence, not to be disclosed or disseminated to any Person not an employee or authorized representative of Bay Net Financial or Bank without the prior written consent of Sterling (except as may be required by law), and shall cause all copies of all such materials and other information to be returned to Sterling or destroyed promptly upon any termination of this Agreement without the Closing having been held or upon the consummation of the Closing. Bay Net Financial and the Bank shall cause Affiliated Persons and agents to comply with the provisions of this Section 11.9.

Section 11.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

Section 11.11 Governing Law. The laws of the Commonwealth of Pennsylvania, (without regard to its conflicts of law principles or rules of choice of law) shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder, subject to any pre-emptive provisions of federal law.

Section 11.12 Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, except as otherwise provided at in this Agreement, each of the parties agrees that the other party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

Section 11.13 Entire Agreement; Amendments. This Agreement and the other Transaction Documents embody the entire understanding of the Parties, and there are no further or other agreements or understandings, written or oral, in effect between the Parties relating to the subject matter hereof. This instrument and the agreements contained in this Agreement may be amended or modified only by an instrument of equal formality signed by all of the Parties.

Section 11.14 Survival of Representations. The representations and warranties made by the parties hereto will not survive the Closing, and no party shall make or be entitled to make any claim based upon such representations and warranties after the Closing Date. No warranty or representation shall be deemed to be waived or otherwise diminished as a result of any due diligence investigation by the party to whom the warranty or representation was made or as a result of any actual or constructive knowledge by such party with respect to any facts, circumstances or claims or by the actual or constructive knowledge of such person that any warranty or representation is false at the time of signing or Closing.

Section 11.15 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of Sterling, on one hand, and Bay Net Financial and the Bank, on the other, to comply with any obligation, representation, warranty, covenant, agreement or condition of this Agreement may be waived by the other party only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section.

Section 11.16 Interpretations. The section headings of this Agreement are for convenience of reference only and do not form a part of this Agreement and do not in any way modify, interpret or construe the intentions of the parties. References in this Agreement to sections, schedules and exhibits are to sections of, and schedules and exhibits to, this Agreement unless otherwise indicated. Words in the singular include the plural and in the plural include the singular. Any references to this Agreement shall be deemed to mean this Agreement including all schedules and exhibits hereto. All words used in this Agreement will be construed as being of such gender or number as the circumstances require. A person will be deemed to have “knowledge” of a particular fact or other matters if he is actually aware of such fact or other matter. For purposes of this Agreement, the phrases “knowledge of [a Party] ” “to [a Party’s] knowledge” or “to the best of [a Party’s] knowledge” shall refer to the knowledge (as defined above) of all officers, directors and key employees of the Party.

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Exhibits attached:

2.1 Form of Bank Plan of Merger

5.7A Form of Release from and Waiver of Rights Under Change-In-Control Agreement for Michael P. Gavin

5.7B Form of Release from and Waiver of Rights Under Change-In-Control Agreement for Ronald E. Ballard

7.4	Form of Opinion of Counsel to Bay Net Financial and the Bank

7.11A Form of Release from and Waiver of Rights Under Change-In-Control Agreement for Anthony R. Cole

7.11B 7.12 8.5	Form of Transition Bonus Agreement for Anthony R. Cole Form of Affiliate Agreement Form of Opinion of Sterling’s General Counsel

Bay Net Disclosure Schedules attached:

3.2(a)	3.2	(c)	3.5	(b)	3.8	(a)	3.10	3.12	3.17	3.20

3.2(b)	3.3		3.6		3.8	(b)	3.11	3.13	3.19	3.24

Sterling Disclosure Schedules attached:

4.1(d)	4.13	4.15

IN WITNESS WHEREOF, the undersigned have duly executed this Merger Agreement as of the date first written above.

Attest: (Signature) Print Name: Title:	STERLING FINANCIAL CORPORATION By: (Signature) Print Name: Title:

Attest: (Signature) Print Name: Title:	BAY NET FINANCIAL INC. By: (Signature) Print Name: Title:

Attest: (Signature) Print Name: Title:	BAY NET, A COMMUNITY BANK By: (Signature) Print Name: Title: